AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON August 11, 2003

REGISTRATION NO. 333-102555

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM SB-2



                                 AMENDMENT NO. 4



                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933

                               INVICTA GROUP INC.
                 (Name of Small Business Issuer in Its Charter)

            Nevada                     4700               91-2051923
(State or Other Jurisdiction of  (Primary Standard          (I.R.S.
 Incorporation or Organization)    Industrial               Employer
                               Classification Number)   Identification No.)

                         9553 Harding Avenue, Suite 301
                              Miami Beach, FL 33154
                                 (305) 866-6525
           (Address and Telephone Number of Principal Executive Offices)

                          William G. Forhan, President
                         9553 Harding Avenue, Suite 301
                              Miami Beach, FL 33154
                                 (305) 866-6525
            (Name, Address and Telephone Number of Agent for Service)

                         Copies of all communications to:

                            Jackson L. Morris, Esq.
                            3116 West North A Street
                            Tampa, Florida 33609-1544
                            Telephone: (813) 874-8854
                          Facsimile No.: (813) 873-9628

  Approximate Date of Proposed Sale to the Public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering.   [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.   [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same
offering.   [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434,
please check the following box.   [ ]
1



                        CALCULATION OF REGISTRATION FEE

Title of Each
Class of Securities       Proposed       Proposed
Amount of                 Maximum        Maximum
to be Registered          Amount to be   Offering Price    Aggregate
Price(1)                  Registered     Per Security(1)   Offering
Registration Fee(1)
-------------------       ------------   ---------------   ----------  -------

Common Stock, par value
001 per share             7,732,200      $.60              $4,639,320  $375.32

-------------------       ------------   ---------------   ----------  -------


(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457, based upon the proposed public offering price per share of common stock.

(2) Includes 7,732,200 offered by selling security holders.


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A) MAY DETERMINE.


CROSS REFERENCE TABLE

This table sets forth the location in the prospectus of the information required to be included in the prospectus in response to the items in Form SB-2.

Item of Form SB-2                          Location in Prospectus
-----------------                          ----------------------
Item 1.  Front of registration statement   outside front cover of prospectus.

Item 2.  Inside front and outside back     inside front cover and outside
         cover pages of prospectus.        back cover of prospectus and
                                           Additional Information.

Item 3.  Summary information               Risks Related to Invicta Group's
         and risk factors.                 Business.

Item 4.  Use of proceeds.                  Not applicable.

Item 5.  Determination of offering price.  Distribution by Selling Security
                                           Holders.

Item 6.  Dilution.                         Not applicable.

Item 7.  Selling security holders.         Selling Stockholders.

Item 8.  Plan of distribution.             Distribution of by Selling Security
                                           Holders.

Item 9.  Legal proceedings.                Invicta Group's Business-Legal
                                           Proceedings.

Item 10. Directors, executive officers,    Management, and Principal
         promoters and control persons     Stockholders.

Item 11. Security ownership of certain     Principal Stockholders.
         beneficial owners and management.

Item 12. Description of securities.        Information about the common
                                           shares.

Item 13. Interest of named experts and     Interest of Counsel, Experts.
         counsel.

Item 14. Disclosure of Commission          Invicta Group's Management.
         position on indemnification for
         Securities Act liabilities.

Item 15. Organization within last          Information about Invicta Group's
         five years.                       History.

Item 16. Description of business.          Invicta Group's Business.

Item 17. Management's discussion and       Management's Discussion and
         analysis or plan of operation.    Analysis of Results of
                                           Operations and Financial
                                           Condition.

Item 18. Description of property.          Invicta Group's Business
                                              -Description of Property.

Item 19. Certain relationships and         Transactions between Invicta Group
         related transactions.             and its Management.

Item 20. Market for common equity          Market for Shares, Dividends on
         and related stockholder matters.  Common Shares and Related
                                           Stockholder Matters.

Item 21. Executive compensation.           Invicta Group's Management
                                              -Management Compensation.

Item 22. Financial statements.             Financial Statements.

Item 23. Changes In and Disagreements      Not Applicable.
         With Accountants on Accounting
         and Financial Disclosure.


The information in this prospectus is not complete and may be changed. Invicta Group may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                  PRELIMINARY PROSPECTUS DATED August 11, 2003
                                   PROSPECTUS
                               INVICTA GROUP INC.
                        7,732,200 SHARES OF COMMON STOCK


     The 7,732,200 shares are being offered by selling security holders. Initially, the selling security holders will offer their shares at a price of $.60 per share. Selling security holders are expected to offer and sell their shares through their own securities broker-dealers or in private transactions. See, "Plan of Distribution". Assuming all these shares are sold at $.60 per share, the selling security holders, as a group, would receive gross proceeds in the aggregate of $4,639,320, before underwriting discounts, commissions or concessions, which at the date of this prospectus the selling security holders are unable to determine and which can be expected to vary from transaction to transaction and selling security holder to selling security holder. The selling security holders may sell their shares at market prices or at privately negotiated prices after Invicta Group's shares are quoted on the OTC Bulletin Board. Selling security holders may continue to offer the shares until sold, as long as Invicta Group maintains a current prospectus to cover the sales. Invicta Group will not receive any proceeds from sales of shares by the selling security holders. Selling security holders and brokers effecting transaction in Invicta Group's common stock on their behalf may be deemed to be "underwriters", as defined in the Securities Act of 1933.

     The following table sets forth the gross proceeds to be received by the selling security holders, as a group, for the sale of the shares at $.60 per shares, and the net proceeds, assuming an average rate of commissions, concessions and discounts at ten percent of gross proceeds.


Seller            Number of   Price to     Gross       Commissions  Net
                  Shares      Public (1)   Proceeds    (2)          Proceeds
------            ---------   ----------   --------    -----------  --------

Selling Security  7,732,200   $.60         $4,639,320  $463,932     $4,175,388
Holders
----------------  ---------   ----         ----------  --------     ----------


(1) Selling security holders may sell their shares at prices above and below $.60 per share, if and when a public trading market for Invicta Group's shares develops.

(2) Estimated at an average of ten percent. Neither Invicta Group nor any selling security holder has any arrangements or understandings with respect to sales of the shares or the commissions, discounts or concessions securities broker-dealer may charge for transactions in the shares.

     At the date of this prospectus, there is no public trading market for Invicta Group's common stock.

                 INVESTMENT IN INVICTA GROUP'S SHARES INVOLVES A
                              HIGH DEGREE OF RISK.
                               SEE "RISK FACTORS"
                              BEGINNING ON PAGE 4.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this prospectus is ____________, 2003

                                TABLE OF CONTENTS


Information about Invicta Group's History                                  7
Summary of the Offering                                                    8
Selected Historical Financial Data                                         9
Risk Factors                                                              10
Forward Looking Statements                                                14
Limitation on Authority to Make Representations and Location of Offering
Management's Discussion and Analysis of Results of Operations,            15
  Liquidity and Financial Condition
Invicta Group's Business                                                  16
Management                                                                27
Information about the Experience of Invicta Group's Management            29
Executive Compensation                                                    31
Incentive and Non-Qualified Stock Option Plan                             32
Certain Transactions                                                      33
Principal Shareholders                                                    34
Description of Securities                                                 35
Market for Common Stock and Dividend Policy                               36
Plan of Distribution                                                      37
Selling Security Holders                                               39-40
Legal Matters                                                             40
Experts                                                                   40
Where You Can Find Additional Information                                 40
Financial Statements                                                   41-59

All dealers effecting transactions in Invicta Group's common stock, whether or not they are acting on behalf of a selling security holder, may be required to deliver a copy of this prospectus until __________, 2003 (90 days after the date of this prospectus). Dealers acting on behalf of a selling security holder have an obligation to deliver a copy of this prospectus when acting as an underwriter.

                  INFORMATION ABOUT INVICTA GROUP'S HISTORY

     Invicta Group Inc. was incorporated in Nevada on June 1, 2000 for the purpose of engaging in the travel industry. The founder of Invicta Group is Richard David Scott, who currently is its chief operating officer and a director. Invicta Group did not commence business activities until July 2001. Invicta Group has amended its charter several times to increase its authorized common stock and to authorize preferred stock. Invicta Group has one wholly owned subsidiary, Casino Rated Players, Inc., a Florida corporation. Casino Rated Players was incorporated in Florida on January 27, 2000. The founder of Casino Rated Players is William G. Forhan, who currently is Invicta Group's president and a director. Casino Rated Players commenced its business activities on July 1, 2000. Invicta Group acquired Casino Rated Players from its stockholders on July 15, 2002 in an exchange of stock transaction. The transaction has been accounted for as a reverse merger in which Casino Rated Players is treated as the surviving company for accounting purposes, even though Invicta Group is the surviving company for legal purposes.


          Invicta Group's address, telephone number and web sites are:
                         9553 Harding Avenue, Suite 301
                           Miami Beach, Florida 33154
                                 (305) 866-6525
                            www.dontpayfullfare.com
                            -----------------------
                           www.casinoratedplayers.com
                           --------------------------
7

                            SUMMARY OF THE OFFERING

The issuer:                                    Invicta Group, Inc.

The sellers:                                   Selling stockholders

Shares offered:                                7,732,200 of common stock

Offering price:                                $.60 per share
                                               Price subject to change
                                               based on price in the
                                               public market.

Proceeds to Selling Stockholders:
     Gross Proceeds -                          $4,639,320
     Net Proceeds -                            $4,175,388

Plan of Distribution:                          In the public market through
                                               brokers arranged by individual
                                               selling stockholders or in
                                               negotiated transactions.

Public Market:                                 None at the date of this
                                               Prospectus. Quotation expected
                                               on the OTC Bulletin Board
                                               following the date of this
                                               prospectus under the requested
                                               symbol of "PLAY".

Shares issued and outstanding
before and after the offering                  31,732,200 shares

                     SELECTED HISTORICAL FINANCIAL DATA

     The following tables set forth selected historical operating data and balance sheet data for the periods ended and at the dates indicated. This selected financial data should be read in conjunction with Invicta Group's financial statements included in this prospectus. Invicta Group acquired Casino Rated Players in a purchase transaction treated as a reverse merger on July 15, 2002. Accordingly, the operating data presented below is the data of Casino Rated Players and does not include operating data of Invicta Group prior to the date of the transaction. For information about Invicta Group's sales and revenues prior to the date of the transaction, see "Management's Discussion and Analysis of Results of Operations, Liquidity and Financial Condition".




STATEMENT OF OPERATIONS DATA:

                                       FOR THE                        FOR THE
                                      YEARS ENDED                  QUARTER ENDED
                                      DECEMBER 31,                   MARCH 31,
                            ---------------------------------------------------
                                2001          2002          2002         2003
                            ------------  ------------   ----------    --------

Total revenues                  $33,315        $8,245         $822      $3,089
Net (loss)                    $(394,880)    $(540,037)   ($108,540)  ($142,890)
Basic (loss) per share          $(0.003)      $(0.032)     $(0.008)    $(0.005)
Diluted (loss) per share        $(0.003)      $(0.032)     $(0.008)    $(0.005)





BALANCE SHEET  DATA:

                                 AT DECEMBER 31,                AT MARCH 31,
                            -------------------------    ----------------------
                               2001           2002          2002         2003
                            -----------    ----------    ----------   ---------

Current assets                 $35,579       $44,528       $41,859       $3,728
Total assets                  $194,015      $273,050      $191,175     $219,200
Current liabilities           $802,215      $463,922      $607,066     $540,262
Long-term liabilities,
    net of current portion     $10,000      $223,671      $248,349     $235,571
Shareholders' equity         $(618,200)    $(414,543)    $(664,240)   $(556,633)
Book value per share           $(0.033)      $(0.033)      $(0.008)     $(0.005)
Dividends per share               NONE          NONE          NONE         NONE
Shares used in computing
  (loss) per common share:
    Basic                   12,901,000    31,717,200    13,051,000   31,732,200
    Diluted                 12,901,000    31,717,200    13,051,000   31,732,200

9

                                  RISK FACTORS

INVICTA GROUP'S LIMITED OPERATING HISTORY WILL MAKE IT DIFFICULT TO EVALUATE AN INVESTMENT IN ITS COMMON STOCK.

Invicta Group's; operating history began in July 2001, Casino Rated Players' operating history began in July 2000. Furthermore, Casino rated players had essentially no sales during 2002. These limited operating histories make it difficult for you to evaluate its business and its prospects based on prior performance. There is no assurance Invicta Group will be able to develop a successful and profitable business.

INVICTA GROUP'S LACK OF FUNDING FOR CURRENT EXPENSES MAY PREVENT INVICTA GROUP FROM CONTINUING ITS BUSINESS AND PURCHASERS OF ITS COMMON STOCK ARE SUBJECT TO A COMPLETE LOSS OF THEIR INVESTMENT.

Invicta Group had intended to offer twelve million of its shares for sale to the public at a price of $.60 per share. This offering would have prevented Invicta Group's stock from being quoted on the OTC Bulletin Board until the offering was completed. Invicta Group needs funding from the sale of its common stock in order to fund the continuation its operations. Without such funding, purchasers of the common stock from selling security holders are at risk of loosing their entire investment. There is no assurance as to when Invicta Group will undertake a public offering of its common stock or that it will be able to negotiate a private sale of its shares in an amount sufficient to provide funding that will enable it to remain in business.

INVICTA GROUP'S LOSSES AND ACCUMULATED DEFICIT MAY PREVENT IT FROM SURVIVING AND BECOMING A GOING CONCERN.

For the fiscal years ended December 31, 2001 and 2002and the three month period ended March 31, 2003,Invicta Group experienced net losses of $394,880, $539,994 and $142,890, respectively. Invicta Group's accumulated deficit on March 31, 2003 was $1,077,764. Invicta Group's operating results for future periods will include significant expenses, including product development expenses, sales and marketing costs, programming and administrative expenses, and will be subject to numerous uncertainties. As a result, Invicta Group may be unable to achieve profitability in the future. In the absence of revenues sufficient to pay the costs of operations or alternative financing, it is unlikely that Invicta Group will be able to survive and become a going concern.

INVICTA GROUP NEEDS TO RAISE ADDITIONAL FUNDING TO CONTINUE ITS OPERATIONS AND DEVELOPMENT OF ITS BUSINESS.

At the date of this prospectus, Invicta Group does not have any source of funding for its business plan. In the event Invicta Group is unable to obtain additional debt or equity funding, it is unlikely it will be able to sustain and expand its operations and to develop it travel and travel-related products and services, principally its websites, it is likely that it will be necessary for Invicta Group to cease operations. There is no assurance that Invicta Group will be able to obtain such funding or, such funding is available, that the terms will be acceptable to Invicta Group.

INVICTA GROUP IS PARTICULARLY VULNERABLE TO THE ECONOMIC IMPACT OF RECENT TERRORIST ACTIVITIES AND THE GENERAL ECONOMIC DOWNTURN IN THE UNITED STATES CONTRIBUTING TO A REDUCTION IN TRAVEL FOR BUSINESS AND PLEASURE.

Consumers have reduced their travel for business and pleasure, particularly vacation travel, as a result of the threat of terrorist activity following September 11, 2001, the general economic downturn in the United States which has caused consumers to spend less and to avoid purchasing non-essential items including vacations and the war in Iraq. Airport security procedures implemented after September 11 also are believed to discourage non-essential travel. These adverse conditions significantly increase the risk that Invicta Group will not be able to establish a viable business and increase the risk of investing in Invicta Group's shares.
10

INVICTA GROUP'S BUSINESS IS VULNERABLE TO CHANGE AND RESTRUCTURING IN THE TRAVEL INDUSTRY, PARTICULARLY IN THE COMPENSATION PAID FOR THIRD-PARTY TICKET SALES AND CONSOLIDATION OF SERVICES.

The airline and travel-services industries are undergoing rapid and widespread changes and restructuring. These changes are, in large part, due to the effects of September 11, 2001. In addition to the consolidation of service providers through acquisitions and cessation of operations, changes in the traditional financial structure of travel marketing have occurred. For example, airlines have ceased their long-standing practice of paying commissions to travel agents. It is likely that additional changes will take place in the way travel-related services are marketed and compensated. These changes may decrease Invicta Group's profit margin in the sale of travel and travel-related products and services, with the effect that Invicta Group may not be able to become a going concern.

THE SEVERE COMPETITION INVICTA GROUP FACES FROM OTHER ONLINE PROVIDERS OF AIRFARE SEARCH ENGINES AND TRAVEL-RELATED SERVICES INCREASES THE LIKELIHOOD INVICTA GROUP WILL BE UNABLE TO SURVIVE.

The on-line travel industry in which Invicta Group participates is characterized by intense competition and Invicta Group competes with other providers of travel-related services such as Expedia, Cheap Tickets, Orbitz and Travelocity. While Invicta Group is not well established, some of these and other competitors are well established, owned by large corporations, with longer operating histories than Invicta Group has, and many of them have substantially greater financial and other resources than Invicta Group has. As a result, Invicta Group expects to encounter difficulty in effectively marketing its services and gaining a viable share of the market. The online travel industry is marked by innovation, with the introduction of similar or superior products by current or future competitors which could have a material adverse effect on Invicta Group's business, financial condition and results of operation.

INVICTA GROUP COULD LOOSE ITS ACCESS TO DISCOUNTED AIRFARES OFFERED BY AIRLINE CONSOLIDATORS BECAUSE IT DOES NOT HAVE WRITTEN AGREEMENTS WITH AIRLINE CONSOLIDATORS.

Invicta Group's ontheflyfaring search engine includes access to unpublished air fares offered by airline consolidators. This access is a major factor in Invicta Group's ability to compete in the online travel industry. But, Invicta Group does not have any written agreements assuring its continued access to airline consolidator fares. In the event Invicta Group is unable to continue to access airline consolidator air fares, its competitive advantage, if it achieves any advantage, may be lost, and its viability adversely affected.

THE VOTING CONTROL BY INVICTA GROUP'S DIRECTORS AND OFFICERS WILL MAKE IT IMPOSSIBLE FOR OTHER STOCKHOLDERS TO EFFECT CHANGE EVEN IF THEY ARE DISSATISFIED WITH MANAGEMENT'S PERFORMANCE.
11

Invicta Group's directors and officers beneficially own approximately seventy-four percent of Invicta Group's currently issued and outstanding shares of common stock and are able to prevent other stockholders from participating in decisions, such as the election of directors, which affect Invicta Group's management and business direction, even if the outside stockholders are dissatisfied with management's performance.

IN VIEW OF INVICTA GROUP'S HISTORY OF LOSSES, THE SALE OF SHARES INTO THE PUBLIC MARKET, IF ONE DEVELOPS, BY THE SELLING SECURITY HOLDERS IS LIKELY TO RESULT IN A LOW MARKET PRICE OF INVICTA GROUP'S COMMON STOCK AND MAKE IT VULNERABLE TO SHORT SELLERS.

This prospectus covers 7,732,200 shares offered by existing security holders. Invicta Group's losses are expected to result in low market price for its common stock, if a public market develops. As these shares are sold into any public market that may develop for Invicta Group's shares, there may be an oversupply of shares and an undersupply of purchasers. If this occurs, the market price for Invicta Group's shares may decline significantly and investors may be unable to sell their shares at a profit, or at all. These conditions may attract the attention of short sellers, who could place additional downward pressure on the market price of Invicta Group's shares.

PURCHASERS OF INVICTA GROUP'S SHARES WILL BE UNABLE TO RESELL THEIR SHARES INTO A PUBLIC MARKET, IF A PUBLIC MARKET, WHICH DOES NOT NOW EXIST, DOES NOT DEVELOP.

There is currently no trading market for Invicta Group's shares and Invicta Group do not know if there will be a trading market following this offering. In order for a trading market to develop, a broker-dealer must file a Form 211 with the National Association of Securities Dealers for authorization to publish quotations for Invicta Group's shares on the OTC Bulletin Board. Thereafter, an active market will not develop unless other broker-dealers develop interest in trading Invicta Group's shares and making recommendations of Invicta Group to their clients. Invicta Group may be unable to attract a broker-dealer to file a Form F-11 or generate interest in its shares among broker-dealers until it generates meaningful revenues and profits from operations, of which there is no assurance. Until that time occurs, if it does at all, purchasers of Invicta Group's shares may be unable to sell them publicly. In the absence of an active trading market:

- Investors may have difficulty buying and selling Invicta Group's shares or obtaining market quotations;
  Market visibility for Invicta Group's common stock may be limited; and
- a lack of visibility for its common stock may depress the market price for its shares.
12

THE "PENNY STOCK RULES" WILL MAKE IT MORE DIFFICULT FOR AN ACTIVE PUBLIC TRADING MARKET TO DEVELOP FOR INVICTA GROUP'S STOCK.

Invicta Group's common stock will initially be, and likely for some extended period of time will continue to be, classified as a penny stock, that is stock that trades for less than $5 per share in the over-the-counter market. Federal securities regulations require securities broker-dealers to notify new customers of the additional risk of investing in penny stocks, obtain written consent to the investment and make a written determination that the investment is suitable for the investor, among other things. These requirements not only discourage securities broker-dealers from marketing Invicta Group's stock to new customers, but also may be a deterrent to the purchase of Invicta Group's stock by new customers. Many larger firms refuse to handle penny stock for their customers

ARBITRARY DETERMINATION OF THE OFFERING PRICE INCREASES THE RISK THAT PURCHASERS OF THE SHARES IN THE OFFERING WILL PAY MORE THAN THE VALUE THE PUBLIC MARKET ULTIMATELY ASSIGNS TO INVICTA GROUP'S COMMON STOCK AND MORE THAN AN INDEPENDENT APPRAISAL VALUE OF INVICTA GROUP.

The offering price for the shares was arbitrarily determined by Invicta Group's management. The offering price bears no relation to Invicta Group's assets, revenues, book value or other traditional criterion of value. Investors may be unable to resell their shares at or near the offering price, if they are able to resell the shares at all.

INVICTA GROUP HAS ISSUED ADDITIONAL STOCK WHICH, ALTHOUGH NOT OFFERED UNDER THIS PROSPECTUS AND PRESENTLY INELIGIBLE FOR SALE TO THE PUBLIC, CAN BE SOLD INTO THE PUBLIC MARKET IN THE FUTURE AND DEPRESS THE MARKET PRICE FOR INVICTA GROUP'S STOCK.

As of the date of this prospectus, there are 31,732,200 shares of Invicta Group's common stock issued and outstanding. Only 7,732,200 of those shares are offered for sale to the public under this prospectus, leaving twenty-four million shares available for sale into the public market at some time in the future. These sales may take place under a future registration statement or, after stock has been outstanding for more than one year, pursuant to Rule 144, which places a limit on how many shares can be sold by an individual in a three month period, and imposes other requirements on the sale. The bulk of these shares become eligible for sale under Rule 144, subject to the individual volume limitations on sales during a three month period, beginning July 2003. Each of the three holders of these shares, who are Invicta Group's directors and officers, could begin selling approximately 317,000 shares into the market every three months after that date, subject to satisfying the notice, transaction and public information requirements of the Rule. Beginning in July 2004, these shares can be sold without restrictions or limitations, assuming the holders are at that time no longer affiliates of Invicta Group. The introduction of these shares, even in limited quantities, into the market place could result in a decline in the market price for Invicta Group's common stock as a result of supply exceeding demand.
13

                          FORWARD-LOOKING STATEMENTS

     Assumptions about future events used as a basis for certain statements in this prospectus about those expected events may differ from actual future events, causing the statements in this prospectus about those expected events to be inaccurate and the results of future operations to be different from and perhaps worse than suggested in this prospectus. Invicta Group makes statements in this prospectus about its future based upon its current expectations. Invicta Group's actual future may be materially different from its expectations described in this prospectus. Some of the words Invicta Group uses to describe its future are "believes", "anticipates", "expects", "intends", "may" and other similar expressions, but other words may be used. Also, any information described as forecasts, projections or future events or circumstances and statements made with future-tense verbs are forward-looking statements. Readers should realize that many of the future events described in this prospectus are beyond Invicta Group's control. Invicta Group does not intend to publicly publish any revisions to reflect events or circumstances occurring after the date of this prospectus which differ from the expectations and assumptions reflected in this prospectus.

               LIMITATION ON AUTHORITY TO MAKE REPRESENTATIONS AND
                              LOCATION OF OFFERING

     Invicta Group has not authorized anyone to make any representations which are not contained in this prospectus. You should rely only on the information contained in this prospectus. You should not rely upon any unauthorized information.

     This prospectus does not offer to sell or to buy shares of Invicta Group's common stock in any jurisdiction where it is unlawful. You should not assume that any information in this prospectus is accurate as of any date other than the date on the cover of this prospectus. Invicta Group is obligated to file a new prospectus in the event of material change in the information contained in this prospectus. You should ask if Invicta Group has a more current prospectus available; and, you should review any such prospectus carefully before making your investment.
14

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS,
                       LIQUIDITY AND FINANCIAL CONDITION


BUSINESS DEVELOPMENT OF CASINO INVICTA GROUP AND CASINO RATED PLAYERS AS SEPARATE COMPANIES SINCE INCEPTION


          Invicta Group began its business operations in July 2001 with advertising of discount air travel tickets in newspapers in South Florida, which resulted in limited sales beginning in September of that year made by telephone.

See explanation below of accounting treatment of reverse acquisition which reflects no sales in 2001 based on the results of operations of Casino Rated Players. Although it introduced its web site, dontpayfullfare.com, in January 2002, ticket sales have remained confined primarily to the telephone from inception to the date of this prospectus. In early 2002 Invicta Group initiated negotiations for the acquisition of its wholly-owned subsidiary, Casino Rated Players, which was completed on July 15, 2002.


          Casino Rated Players began its operations in July 2000, with sales of airline tickets and tour packages. Casino Rated Players introduced its web site, casinoratedplayers.com, in March 2001 but did not generate any commission revenues from casinos during that year. During 2001 and 2002, Casino Rated Players revenues were derived almost entirely from sale of airline tickets and general travel packages, and not from what was intended to be its primary focus
- the sale of casino tour packages which it has not had funding to advertise. During 2002, Casino Rated Players earned approximately $1,800 in casino commissions as a result of casino patrons who discovered casinoratedplayers.com by doing their own web searches. Invicta Group intends to begin marketing Casino Rated Players casino travel package products when and if equity funding for that purpose can be obtained and, in that event, expects casino travel package products to become a significant part of its business.

          The acquisition of Casino Rated Players by Invicta Group was treated as a purchase in a reverse acquisition in which the subsidiary, Casino Rated Players, is the survivor for accounting purposes, even though Invicta Group is the survivor for legal purposes. Invicta Group issued 13,151,000 of its shares in exchange for the issued and outstanding shares of Casino Rated Players held by that company's stockholders and an additional one million shares to Mr. Forhan in payment of $500,000 in accrued and unpaid compensation due to him from that company. Mr. Forhan joined the management of Invicta Group. Accordingly, the results of operations prior to July 15, 2002 presented in the financial statements and discussed below are the results of Casino Rated Players only, which commenced its business on January 27, 2000. The following table presents information to assist the reader in understanding the historical operations conducted by each of Invicta Group and Casino Rated Players, separately, even though the information for Invicta Group prior to the acquisition is excluded from the financial statements presented in this prospectus as a result of the reverse acquisition accounting treatment.

                          Invicta Group                Casino Rated Players
                    ----------------------------    ---------------------------
                                  3 months ended                 3 months ended
                     Year ended       March 31,     Year ended      March 31,
                    ------------- --------------  -------------- --------------
                    2001     2002      2003       2001      2002       2003
                    ----     ----      ----       ----      ----      ----
Revenues             $0     $6,445    $3,089    $439,234*  $1,800        $0
Gross profit         $0     $6,445    $3,089     $33,315   $1,800        $0

*Primarily derived from sale of air travel and not the sale of casino packages.

          The following discussion and analysis should be read in conjunction with Invicta Group's financial statements included in this prospectus. Invicta Group also engaged in negotiations for the acquisition of another Internet-based travel company, but was unable to obtain a written letter of intent or acquisition agreement due to its inability to arrange funding for the proposed transaction.
16

RESULTS OF OPERATIONS:

Revenues

          Revenues for the year ended December 31 2002 were $8,245 as compared to revenues of $33,315 for the year ended December 31, 2001. The revenues in both periods were derived principally from the sale of airline tickets. The primary reason for the decrease in 2002 over 2001 was the termination of the sale of air travel packages during 2002 because the cost of staffing this sales effort exceeded sales. Revenues in 2002 were driven principally by marketing in the Sunday Travel section of the Miami Herald newspaper and in 2001 by yellow page and outdoor advertising. Revenues are commissions on air tickets booked directly with airlines (eight percent), on hotel and motel rooms (eight to sixteen percent), on rental cars (ten percent), on cruises (sixteen to eighteen percent) and casino based travel (as described below). Revenues on air travel tickets purchased through airline consolidators are booked at the commission earned, not the gross sales price.

          Revenues ended March 31, 2003 were $3,089 as compared to revenues of $822 for quarter ended March 31, 2002. The revenues in both periods were derived principally from the sale of airline tickets. The decline from period to period reflects the termination of air travel package sales by Casino Rated Players.

          Invicta Group believes that an increase in its marketing expenditures will generate additional revenues. There is no assurance Invicta Group will be able to obtain the funding necessary to increase its expenditures for marketing or, if available, the amount of additional revenues increased marketing expenditures will generate.

Cost of Revenues
          Revenues are the net amount earned from airline tickets, car rentals, cruises and travel products. Revenues are the commission earned from these sources; resulting in revenues between 8% and 18% of the cost of the product sold to the consumer.

Expenses
     The major components of selling, general and administrative expenses for the twelve months ended December 31, 2002, in round numbers, are set forth in the following table.
17


                                           Year ended           3 months ended
                                        December 31, 2002       March 31, 2003
                                        -----------------       --------------
Marketing                                      $  17,200               $2,593
Executive compensation                         $ 342,000              $90,000
Professional fees                              $  25,600               $9,162
Amortization and depreciation                  $  24,500              $13,050
Automobile expense                             $  12,100               $3,973
Insurance                                      $   7,400               $2,873
Rent                                           $  21,600               $2,552
Telephone                                      $  12,100               $3,022
Misc. General Administrative                   $  85,782              $18,754





     The major components of expenses are general and administrative expense. The results for the three months ended March 31, 2003 were $145,979 versus $109,362 for March 31, 2002. The additional costs in 2003 are professional fees for the SB-2 Registration and the addition of the CEO's deferred compensation.

     As noted above, sales are driven by marketing. Invicta Group's business plan calls for an increase in marketing expense in 2003 and 2004. At the date of this prospectus, Invicta Group does not have funding for marketing expenses. Executive compensation has been accrued and not paid in 2001 and 2002. In the event Invicta Group is able to obtain additional funding, it plans to add personnel, which would significantly increase non-management compensation expense. See, "Invicta Group's Business - Personnel". Invicta Group made the acquisition of its ontheflyfaring software, a custom Internet search engine software, from an unrelated third party for two million shares of its common stock valued at $100,000. Invicta Group does not expect to purchase another software package in the near future, although it expects to have ongoing software development costs incurred under contracts with various software and website developers for the enhancement of its existing software and website platforms.
18

Net Losses

     Net loss increased for the year ended December 31, 2002, to $540,037 compared to a net loss of $394,880 for the 2001 fiscal year. Net loss for the quarter ended March 31, 2003, was $142,890 compared to a net loss of $108,540 for the same period 2002. The increase in loss in year 2002 over year 2001 and in the first quarter of 2003 compared to the first quarter of 2003 was principally due to deferred officer compensation of $270,000. Without the ability to expand its marketing effort, Invicta Group expects losses to continue; and, even then, there is no assurance increased marketing activities will result in an increase in sale.

     Invicta Group expects losses to continue until increased marketing activities results in an increase in sales, of which there is no assurance.

LIQUIDITY:

     At December 31, 2001 and 2002 and at March 31, 2003, Invicta Group's current ratios were .04%, .096% and .006%, respectively. Invicta Group has not generated sufficient revenue in any period to carry its costs of operations, realizing a negative cash flow from operations, as adjusted, of $107,180for year 2001, a negative cash flow from operations, as adjusted, of $87,879 for the year 2002 and a negative cash flow from, as adjusted, of $17,409 for the three months ended March 31, 2003. Invicta Group has derived its liquidity principally from a loan from Mr. Forhan in the amount of $320,671 in 2000, the sale of its common stock by Invicta Group and Casino Rated Players for an aggregate of $493,700 in 2000 thru 2002 and the deferred executive compensation of $342,000. For the foreseeable future, Invicta Group expects to attempt a public or private sale of common stock in the future from which to derive sufficient liquidity for it to remain in for twelve months or more business and pursue its business plan. Minimum cash requirements for Invicta Group to cover its costs of operations, including expanding its marketing cost to $3,000 per week covering six market areas, addition of 3 staff positions and increased in telephone and related expenses and assuming no increase in revenues, during the next twelve months are estimated at $800,000. This estimate does not include amounts payable to Mr. Forhan described in the next paragraph. At the date of this prospectus, Invicta Group does not have cash on hand or arrangements for financing to cover this amount.


     Invicta Group owes $320,671 to Mr. Forhan. The total accrual of executive compensation at March 31, 2003 is $409,715. Both the payments of accrued compensation and repayment of the loan will have a significant impact on Invicta Group's liquidity available from additional funding, of which there is no assurance. Invicta Group will not make any payments to Mr. Forhan until it has obtained more than $1 million in equity funding.

CAPITAL RESOURCES:

     Invicta Group has substantially all the capital resources required to conduct its core business, consisting of its two web sites and search engine for air fares and casino, cruise and tour packages, and travel related services, such as rental cars and lodging accommodations. Day-to-day operations of the web sites require very limited personnel. Invicta Group does not have the capital resources, including cash ($1,081 at March 31, 2003), however, necessary to continue in business and expand it marketing activities, add personnel, expand its relationships with the providers of travel products and services and engage it a program of acquisitions of airline consolidators and casino representative companies, not to consider the acquisition of casino and hotel properties which comprise part of its business plan. Invicta Group does not have any arrangements for the sale of its common stock or for debt financing, in the alternative, to provide liquidity necessary for it to continue its business.

CONTROLS AND PROCEDURES:

     Invicta Group's Chief Executive Officer and Chief Financial Officer, after evaluating the effectiveness of Invicta Group's disclosure controls and procedures (as defined in Rules 13a-14(c) and 15d-14(c) under the Securities Exchange Act of 1934, as amended) as of December 31, 2002, (the "Evaluation Date"), have concluded that, as of the Evaluation Date, Invicta Group's disclosure controls and procedures were effective to ensure the timely collection, evaluation, and disclosure of information relating to Invicta Group that would potentially be subject to disclosure under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated under the Act. There were no significant changes in Invicta Group's internal controls or in other factors that could significantly affect the internal controls subsequent to the Evaluation Date.
20

                            INVICTA GROUP'S BUSINESS

OVERVIEW

     Invicta Group began its business in July 2000 by offering airline tickets and other travel-related products and services over the telephone and has expended to offering them over the Internet. Invicta Group has not engaged in any other business. The travel related services include hotel rooms, car rentals, cruises, casino packages and vacation packages. Invicta Group's websites are located at www.dontpayfullfare.com and www.casinoratedplayers.com. At these websites, Internet users can view and compare air fares and book airplane tickets, hotel rooms, car rentals, cruises, casino packages and vacation packages. As the on-line travel services industry continues to evolve and mature, Invicta Group believes consumers will increase their patronage of easy-to-use web sites that provide a broad range of travel services, including transportation, accommodations, activities, travel packages and travel-related content, as well as the ability compare prices. Invicta Group's "ontheflyfaring" proprietary search engine software includes these features. This software searches domestic and international published airfares and air consolidators' unpublished databases. Based on its search of the published and unpublished airfares, the software automatically calculates the price offered to the Internet user which is between Invicta Group's cost and the price the Internet user could obtain from most other sources on the Internet with whom Invicta Group competes, including fares offered directly by the air carriers, and it does this at a level which is designed to optimize Invicta Group's markup within the range between Invicta Group's cost and its competitors' pricing. As used in this description of Invicta Group's business, Invicta Group includes both the travel business and the casino package business, except where the two are distinguished by the context.

ON-LINE TRAVEL INDUSTRY

     In contrast to travel agency bookings, the on-line travel market has been strong. Despite tough economic conditions, a tense political climate and fewer travelers, the online travel market performed surprisingly well in 2002. According to a new report from PhoCusWright Inc., Online Travel Overview: Market Size and Forecasts 2002-2005, online leisure/unmanaged business travel grew thirty-seven percent to over $28 billion while the overall travel market declined five percent. In the U.S., the combination of more households on-line and an increasing propensity to buy travel on-line is forecast to lead to an annual increase in on-line travel buyers of about nineteen percent through 2003, according to the Travel Industry Association of America. Forrester Research (a consulting firm in the Internet travel industry) estimates that more than $29.4 billion in travel will be sold on-line in 2003, almost four times 1999 level, and ten times the 1998 level.

     The on-line travel sector enjoyed resurgence at the start of January 2002. ComScore Networks, a Reston, Virginia-based Internet research firm reported that consumers spent nearly $7 billion at domestic travel sites in the first quarter of 2002, an increase of forty-eight percent over the same period in 2001, and thirty-nine percent above the fourth quarter of 2001, which saw a huge slump caused by the terrorist attack on the United States. The first six months of 2002 saw sales totaling $14.8 billion, a seventy-one percent increase in sales from the first half of 2001.

     ComScore reported that the sale of travel packages totaled $552 million during the first six months of 2002, a 141 percent increase. Furthermore, both the low cost of customer interaction and the automation of processing and fulfillment functions supported by Internet sales allow online travel service providers the potential to maintain lower operating expenses. On the other hand, consumers benefit from convenient access to a range of travel options and information regarding available travel services and products.

     Due to its limited participation in the online market for travel related products and services; Invicta Group has not participated in the growth in its market segment. And, it is not likely to fully participate in that growth in the future if it does not have the financial resources to completely develop and market its web sites.
21

DONTPAYFULLFARE.COM

     Invicta Group's Internet website is located at www.dontpayfullfare.com. Visitors to Invicta Group's website are greeted by a home page, from which users can select the type of travel product they desires. By clicking the desired menu item, visitors are guided through a series of screens that enable them to select the particular travel product(s) they are seeking and dates on which they desire to travel. Once the desired selections are made, visitors can obtain pricing information and make reservations for their selections. Payment can be made by most major credit cards.

     Invicta Group plans to add timeshares and vacation packages to its website and daily updates for travel specials.

     Invicta Group's web site was designed and is maintained for it by an independent third party, whose services Invicta Group secures on an as-needed basis, at prevailing hourly rates. The website is updated on a continuing basis to ensure that offerings are current. Invicta Group has expended approximately $35,000 on development of dontpayfullfare.com, or approximately seven hundred hours at a rate of $50 an hour, paid to a contract software developer during the period since its inception. Other than costs of maintenance and enhancement, Invicta Group does not anticipate expending any substantial amounts or hours on web site development in the future.

ONTHEFLYFARING (TM)

     Invicta Group has purchased its ontheflyfaring search engine from an unrelated third-party software developer. The core of Invicta Group's web site software is the "ontheflyfaring" search engine. This search engine provides Invicta Group with access to airfares from published sources and from unpublished sources not available to the general public. dontpayfullfare.com displays these prices adjusted for Invicta Group's markup. Unpublished prices are generally those offered by airline consolidators. Airline consolidators are a major source of seats for Invicta Group's customers.

     Ontheflyfaring searches AirPlan of Pittsburgh, Pennsylvania and Picasso of Los Angeles, California, two airline consolidators with which Invicta Group maintains relationships based on Mr. Scott's long association with the operators of these organizations. The system enables ontheflyfaring to search up to fifteen data bases for fares. Tickets purchased by Invicta Group's customers are booked through global reservation systems, including WorldSpan, Amadeus and Sabre. Invicta Group has an arrangement with a ticket fulfillment house, Global Marine, for tickets booked through Amadeus. For a flat fee per ticket, the fulfillment house issues the physical ticket upon Invicta Group's instruction and mails the ticket to Invicta Group's customer.

     Increasingly, in the competition for the travel customer, price and selection are the overwhelming factors in the decision to purchase. For this reason, airline consolidators have become increasingly popular sources for last minute and price conscious consumers. Airline consolidators contract for excess capacity and unsold seats from scheduled air carriers and resell those seats to travel agency customers at a markup generally specified by the travel agency on a ticket by ticket basis. There are currently about thirty large airline consolidators in the United States.
22

     The airline consolidators negotiate contracts for discounts directly with the air lines and suppliers of travel products and services. These contracts are difficult to obtain and are significant barriers to entry into the consolidation market. Access to consolidator air fares is critical to positioning Invicta Group to effectively compete in the travel market.

PRODUCTS AND SERVICES

     Invicta Group's dontpayfullfare.com website offers the following products and services to visitors:

- Air Line Tickets - Visitors can view and compare fares and purchase tickets for domestic and international flights. Invicta Group displays airfares offered by major airline carriers worldwide.

- Hotel Accommodations - Visitors can select hotel accommodations by selecting their destination country, state/province and city, and viewing a list of properties available on the dates selected. Invicta Group offers hotel reservations through an affiliate program of CNG Group that enables it to sell hotel rooms online, worldwide.

- Car Rentals - Invicta Group's website offers car rental services through Alamo Car Rental.

- Cruises - This menu page on Invicta Group's website offers cruises from all of the major cruise lines including Crystal Cruise Lines, Carnival Cruise Lines, Norwegian Cruise Lines and Royal Caribbean Lines. Invicta Group utilizes a third-party cruise booking engine.

- Casino Packages - Invicta Group offers discounted casino tour packages to website customers, and complementary rooms and suites to qualified players through its Casino Rated Players website.

     Airline ticketing through AirPlan and Global Marine is based on Mr. Scott's long personal relationships with the management of those companies. Both companies provide ticketing to Invicta Group's customers at a fixed charge per ticket, book the tickets with the air carrier and provide the ticket to the customer. Invicta Group's access to the operators of global reservation systems is based on its participation in the travel industry. These products and services are available to Invicta Group through the personal relationships Mr. Scott has developed over his years in the travel industry. None of these relationships are reflected in written agreements. Invicta Group's primary reliance on informal relationships which Mr. Scott maintains based on his many years of involvement in the travel industry and his personal relationships with the airline consolidators with which Invicta Group does business, rather than written agreements, for access to airline consolidators and other services makes it vulnerable to loss to such access. Invicta Group offers hotel accommodations to its customers under CNG Group's standard affiliate contract. It also offers car rentals to its customers provided by Alamo Car Rental under that company's standard affiliate contract. In the case of both hotel bookings and car rentals, Invicta Group is paid the standard commission under the respective affiliate agreements.
23

CASINO RATED PLAYERS.

     On July 15, 2002, Invicta Group acquired Casino Rated Players. At its website, www.casinoratedplayers.com, Invicta Group offers gamblers with a history of gaming activity the opportunity to visit casino properties in the United States and the Caribbean Islands, and to obtain complementary rooms, meals and other services. The availability and extent of complementary products and services is dependent upon the gaming history of the player. In general, Invicta Group is compensated by the casino owner/operator based upon a percentage of the players' betting activity. The percentage of Invicta Group's compensation varies from casino to casino generally between ten and fifteen percent of the player's estimated average bet per hand multiplied by the estimated number of hands per hour of play in domestic casinos and ten to fifteen percent of the player's estimated loss at foreign casinos.

     Membership is free; however, if a guest fails to wager at the casino in which he is booked, he will be charged a room fee. Members of Casino Rated Players can obtain reservations at over forty casinos identified on www.casinoratedplayers.com in addition, Invicta Group's website at www.dontpayfullfare.com includes access to the products and services of Casino Rated Players.

     Invicta Group's web site was designed and is maintained for it by an independent third party, whose services Invicta Group secures on an as-needed basis, at prevailing hourly rates. The website is updated on a continuing basis to ensure that offerings are current. Invicta Group has expended approximately $82,000 on development of casinoratedplayers.com, or approximately 1,640 hours at a rate of $50 an hour, paid to a contract software developer during the period since its inception. Other than costs of maintenance and enhancement, Invicta Group does not anticipate expending any substantial amounts or hours on web site development in the future.

MARKETING

     The marketing plan for dontpayfullfare.com is principally print advertising in the travel section of Sunday newspapers. The marketing plan for Casino Rated Players includes advertising in the travel section of Sunday newspapers, but also includes direct mail and email to online gamblers.

GROWTH THROUGH ACQUISITIONS

     Invicta Group intends to grow its business, in part, by acquiring one or more airline consolidators and companies who represent and market casino vacation packages. The typical acquisition target will be an established business with a track record of profits or customer base and strategic relationships which Invicta Group's management believes can become profitable. In general, these figures would initially be annual revenues of $1 million for an airline consolidator and of $500,000 for a casino representative company. Invicta Group may consider subsequent acquisitions with lower annual revenues. Also, Invicta Group will consider properties which can be acquired at a price below their market value in established resort destinations. Invicta Group believes that direct ownership of companies offering these products and services will improve its gross margin. At the date of this prospectus, Invicta Group does not have any agreements, arrangements or understandings for acquisitions. 24

     Invicta Group anticipates that acquisitions would involve primarily or entirely exchanges of stock. Invicta Group believes that such acquisitions will not involve a change in its management or control, although it anticipates they will involve additions to management, including the possible addition of directors to its board. Invicta Group does not intend to acquire businesses outside of the travel, resort and casino industries; however, it may attempt to acquire software development or web services companies who provide software and services which Invicta Group can use in its travel related business. Except as described here, Invicta Group does not anticipate making acquisitions outside of the travel and travel related industry.

COMPETITION

     Invicta Group faces competition primarily from other online travel companies, including airlines and travel agencies. Online travel companies traditionally have established a strong market presence primarily based on the sale at published fares. Some of these companies also sell non-published fares. Two primary online competitors have emerged in the sale of non-published fares. The leading online competitor is Priceline.com, which sells tickets in an auction-based setting. The other online competitor is Hotwire.com, which acquires non-published fares primarily from five domestic airlines that are Hotwire shareholders. Users must decide whether to purchase tickets without knowing the specific carrier, schedule, connections or equipment type. Unlike these competitors, Invicta Group's website permits users to choose a specific airline, knowing the schedule, connections and equipment, and immediately book a flight.

     The online travel services market is relatively new, rapidly evolving and intensely competitive. Invicta Group expects competition to intensify in the future. In the online travel services market, Invicta Group competes for published fares with similar commercial websites of other companies, such as Expedia, which is operated by USA Networks, Travelocity, which is operated by Sabre, TravelWeb, which is operated by Pegasus, as well as Cheap Tickets, Cendant Corporation, Internet Travel Network, Biztravel.com and TheTrip.com.

     Airlines do not generally offer non-published fares directly or indirectly through affiliates or travel agents for regularly scheduled travel, presumably to prevent the erosion of their published fare structure. Many airlines do offer limited special discounted fares through their own websites that are not generally made available to travel agents. These fares are typically offered only on a last-minute, "special sale" basis.

     Many of Invicta Group's competitors are subsidiaries, divisions or joint ventures whose participants include large companies having substantially longer operating histories and greater financial and other resources than Invicta Group has. Invicta Group's ability to compete successfully will depend on many factors, including its ability to adapt to changing technologies and meet the needs of the marketplace on a price competitive and timely basis. While Invicta Group believes its ontheflyfaring search engine will be attractive to consumers of online travel services, there is no assurance that Invicta Group can attract online traffic on a high volume basis or that its can become a competitive force in its industry.
25

     While Invicta Group will compete with travel agents for a share of the travel market, its believes that traditional travel agents and agencies offer services to a different market segment from that serviced by online providers. Given the increasing popularity of online travel services, and continued disincentives to travel agents (e.g., discontinuation of commissions from airlines), Invicta Group believes online providers will continue to take market share from traditional travel agents and travel agencies.

EMPLOYEES

     Invicta Group currently employs three executive officers, all of whom are full-time employees. Invicta Group may add as many as forty-three additional full time employees, subject to obtaining additional funding, of which there is no assurance, in order to fully staff its operations.

OFFICES

     Invicta Group leases 900 square feet of commercial office space. The one year lease terminates August 31, 2003. Invicta Group pays monthly rent at the rate of $10,080 per year. This facility is adequate for Invicta Group's current operations, but not adequate for its planned operations, assuming shares are sold in a sufficient number to expand operations.
26

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table includes the names, ages, positions held and terms of office of Invicta Group's executive officers and directors.



NAME                 AGE        POSITION                    DIRECTOR SINCE
----                 ---        --------                    --------------

William G. Forhan     58        Chief Executive Officer,       July 2002
                                President and Director

Richard David Scott   56        Chief Operating Officer,       inception
                                Chief Financial Officer
                                and Director

Mercedes Henze        57        Vice President              Not Applicable
                                Secretary
--------------------------------------------------------------------------


     The stockholders of Invicta Group elect the directors at the annual meeting to serve for one year and until their successors are elected and qualify. Directors do not receive compensation for serving as directors. Officers are elected by the board of directors and their terms of office are, except as otherwise stated in employment contracts, at the discretion of the board of directors.

     As authorized by the Nevada Statutes, Invicta Group's Articles of Incorporation provide that none of Invicta Group's directors shall be personally liable to Invicta Group or Invicta Group's shareholders for monetary damages for breach of fiduciary duty as a director, except liability for:

- any breach of the director's duty of loyalty to Invicta Group's or its shareholders;
- acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
- unlawful payments of dividends or unlawful stock redemptions or repurchases; and
- any transaction from which the director derived an improper personal benefit.

     This provision limits Invicta Group's rights and the rights of its shareholders to recover monetary damages against a director for breach of the fiduciary duty of care except in the situations described above. This provision does not limit Invicta Group's rights or the rights of any shareholder to seek injunctive relief or rescission if a director breaches his duty of care. These provisions will not alter the liability of directors under federal securities laws.

     Invicta Group is authorized by Nevada corporation law and its bylaws to indemnify its directors and officers against damages, which qualify, in the opinion of the disinterested members of the board, for indemnification. Invicta Group is authorized to purchase liability insurance to cover this indemnification. The Securities and Exchange Commission has informed Invicta Group that it is against public policy for Invicta Group to indemnify its directors and officers for liabilities arising under the Securities Act and that claims for indemnification for this type of liability is unenforceable.
28

       INFORMATION ABOUT THE EXPERIENCE OF INVICTA GROUP'S MANAGEMENT

     William G. Forhan is Invicta Group's Chief Executive Officer, President and a director beginning July 15, 2002.

- From January 5, 2000 to July 15, 2002, he was the founder, director, president and owner of a majority of the stock of Casino Rated Players, Inc. which Invicta Group acquired for stock on July 15, 2002.
- From June 1, 1999 until January 5, 2000 he served as President of byebyenow.com, Inc., a South Florida-based internet travel company with annual revenues of approximately $1 million for six months of operations in 1999. In January 2001, more than thirteen months after Mr. Forhan's departure, byebyenow.com filed a petition for liquidation under Chapter 7 of the Bankruptcy Code in the U.S. Federal Bankruptcy Court for the Southern District of Florida, Ft. Lauderdale Division, and Case No. 01-20536-EKC-RBR. byebyenow.com's Amended Plan was confirmed on February 13, 2002. In related cases which are still pending, none of which involve Mr. Forhan, certain of byebyenow.com's management is being sued for claims including alleged securities fraud.
- From June 15, 1998 thru December 31, 1999, Mr. Forhan served as President of Aviation Industries Corp., a holding company specializing in the travel industry that acquired five (5) travel related companies; totaling over $23 million in revenue:.

1) Magnolia Tours of Biloxi, Miss, (destination management and motor coach operator generating $950,000 annual revenues);

2) Business Travel of Atlanta, a. (business travel agency, with annual revenues exceeding $19 million);

3) Cruise Society located in Charlotte, N.C.(cruise specialty travel agency) with annual revenues $1.5 million;

4) Casino Marketing International based in Pompano Beach, Florida (casino rep company) with annual revenues $700,000;

5) Professional Travel Intl. located in Louisville Ky. generating $1 million in annual revenues through a travel agent franchise.

- From January 5, 1994 to January 5, 2000, he served as President and Chief Executive Officer of Integrated Marketing Professionals, Inc., an over-the-counter (Pink Sheets: POKR) provider of casino package tours with annual revenues of approximately $15,000,000 a year. More than two years after Mr. Forhan left the company, Integrated Marketing Professionals, Inc. filed a petition for relief under Chapter 7 of the Bankruptcy Code and has liquidated all of their assets
29

     Richard David Scott is Invicta Group's founder, Chief Operating Officer and a director. From May 1, 1999 to August 15, 2001, Mr. Scott served as Invicta Group's president. During the past twenty years, Mr. Scott has held the following positions:

- From May 1, 1999 to August 15, 2001, Mr. Scott served as Chief Executive Officer of Globalfare.com, a California-based travel company specializing in both last minute travel specials and in travel for consumers who plan their vacations a year or more in advance. Globalfare.com has annual revenues of $2 million.
- From June 1, 1981 until November 28, 1999 he served as President of Euram Flight Center, a Washington D.C.-based air consolidator with annual revenues of $50 million.

     Mercedes Henze has served as Invicta Group's Vice President since July 1, 2001. From August 1, 2000 to April 1, 2001, Ms. Henze served as Vice President for Globalfare.com. From November 1, 1982 to November 15, 2001, she served as Executive Vice President of Euram Flight Center.

     Family Relationships: Mr. Scott, Invicta Group's Chief Operating Officer, and Ms. Henze, Invicta Group's Vice President, are husband and wife.

     Board Committees: Invicta Group does not as yet have an audit committee or a compensation committee. Invicta Group will be required to organize these committees if its secures a listing for its common stock on the BBXchange.

     Employment Agreements. Invicta Group has entered into employment agreements
     ---------------------
with Mr. Forhan, Invicta Group's Chief Executive Officer, Mr. Scott, Invicta Group's Chief Operating Officer and Ms. Henze, Invicta Group's Vice President. Each agreement is for a term of two years, terminating August 1, 2004, which provide for automatic annual renewals, unless either Invicta Group or the employee elects to terminate the agreement at the end of the initial or any renewal term. Claims under the agreements are to be resolved by arbitration before the American Arbitration Association.
30


                          EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table presents the compensation earned by Invicta Group's executive officers during the last three fiscal years.


Cash Compensation
Name and Position                             Year        Paid        Accrued
-----------------                             -------------------------------

William G. Forhan                             2000        None           None
President and Chief Executive Officer         2001        None        $70,000
                                              2002        None        $30,000
- -------------------------------------
Richard David Scott                           2000        None           None
Chief Operations and                          2001        None           None
Chief Financial Officer                       2002        None       $120,000
(President from inception
to July 25, 2002)
- -------------------------
Mercedes Henze                                2000        None           None
Vice President                                2001        None           None
                                              2002        None       $120,000

     Invicta Group has not paid any of the cash compensation reflected in the preceding table, which has been accrued, as reflected in the right hand column the table. In addition; Mr. Forhan and Mr. Scott each are due a monthly car allowance of $750. Each of the named executive officers is entitled to a salary of $120,000, prorated from date of employment, under his or her employment agreement. These executive officers are not entitled to and have not received any non-cash or any other compensation, bonuses or other forms of long term compensation. Invicta Group has not issued any stock options or stock appreciation rights to these executive officers, although they do have the opportunity to participate in the Incentive and Non-Qualified Stock Option Plan described below.

31



              INCENTIVE AND NON-QUALIFIED STOCK OPTION PLAN

     The following table sets forth information about Invicta Group's 2002
Incentive and Non-Qualified Stock Option Plan approved by directors and stockholders on August 1, 2002.

Shares remaining         Shares issuable upon       Weighted average exercise
available                exercise of outstanding    price of outstanding
for future issuance      options                    options
--------------------     -----------------------    -------------------------

Stockholder approved     none                       none
plan 5,000,000
--------------------     -----------------------    -------------------------


     Invicta Group does not have any equity compensation plan which has not been approved by stockholders. The 2002 plan is intended to assist Invicta Group in securing and retaining key employees, directors and consultants by allowing them to participate in its ownership and growth through the grant of incentive and non-qualified options, as well as direct stock grants. Under the 2002 plan, Invicta Group may grant incentive stock options only to key employees and employee directors. Invicta Group may grant non-qualified options and issue direct stock awards to its employees, officers, directors and consultants. The 2002 equity compensation plan is administered by its board of directors.

     Subject to the provisions of the 2002 plan, the board determines who receives options or grants, the number of shares of common stock that may be purchased under the options, the time and manner of exercise of options and exercise prices. The term of options granted under the stock option plan may not exceed ten years or five years for an incentive stock option granted to an optionee owning more than ten percent of Invicta Group's voting stock. The exercise price for incentive stock options will be equal to or greater than the fair market value of the shares of the common stock at the time granted. However, the incentive stock options granted to a ten percent holder of Invicta Group's voting stock are exercisable at a price equal to or greater than 110 percent of the fair market value of the common stock on the date of the grant. The exercise price for non-qualified options will be set by the board, in its discretion, but in no event will the exercise price be less than the par value for Invicta Group's common stock. The exercise price may be payable in cash or, with the approval of the board, by delivery of shares or by a combination of cash and shares. The board may also direct the issuance of shares of Invicta Group's common stock as awards under the 2002 plan. Absent registration under the Securities Act of 1933, as amended, or the availability of an exemption from registration, shares of common stock received as stock grants and upon exercise of options will be subject to restrictions on sale or transfer provided in the federal securities laws.
32

                            CERTAIN TRANSACTIONS

     Invicta Group issued 11,000,000 shares to Mr. Forhan, as consideration for the acquisition of Casino Rated Players on July 15, 2002. Mr. Forhan was a founder of Casino Rated Players and purchased its stock at the time of its organization on January 27, 2000 for $.001 per share. At that time, Mr. Forhan was the Chief Executive Officer of Casino Rated Players and owned approximately two-thirds of its stock, but he was not a stockholder, director or officer of Invicta Group. The transaction was negotiated between Mr. Forhan and Mr. Scott. Mr. Forhan received one share of Invicta Group for each share of Casino Rated Players he owned (ten million shares) and two shares of Invicta Group for each dollar of $500,000 in deferred compensation which Casino Rated Players owed to Mr. Forhan (one million shares).

     Mr. Forhan loaned Casino Rated Players and aggregate of $320,671 during 2000, before its acquisition by Invicta Group as a wholly owned subsidiary in July 2002. Casino Rated Players used the borrowing for the following purposes.




Uses:                                       Amount
-------------------------------             --------

Investment Tours By Charlie.                 $50,000
Cash : working capital                        18,731
Marketing                                     29,593
Advertising and Promo                         16,391
Legal                                          7,800
Furniture, Equip. and computers               18,000
Web site Development                          16,500
Wages                                        122,000
G&A Exp                                       41,656
                                            --------
Total uses of loan                          $320,671


     Invicta Group has executed a promissory note to Mr. Forhan for the loan. The note does not bear interest, and is due and payable in equal monthly installments over eighteen months commencing upon Invicta Group obtaining not less than $1 million in additional equity funding, of which there is no assurance.

                           PRINCIPAL SHAREHOLDERS

     The following table sets forth information known to Invicta Group, as of the date of this prospectus and assuming the sale of all the shares offered by the named persons, relating to the beneficial ownership of shares of common stock by:

- each person who is known by Invicta Group to be the beneficial owner of more than five percent of its outstanding common stock;
-    each director;
-    Each executive officer; and
-    All executive officers and directors as a group.

     Unless otherwise indicated, the address of each beneficial owner in the table set forth below is care of Invicta Group Inc., 9553 Harding Avenue, Suite 301, Miami Beach, Florida 33154.

     Invicta Group believes that all persons named in the table have sole voting and investment power with respect to all shares of common stock shown as being owned by them.




                              Before Offering            After Offering
                          -----------------------    -----------------------
Name                        Shares     Percentage      Shares     Percentage
----                      ----------   ----------    ----------   ----------

William G. Forhan         11,000,000     34.67%      10,500,000     33.09%

Richard David Scott        6,500,000     20.48%       6,000,000     18.91%

Mercedes Henze             6,000,000     18.91%       5,500,000     17.33%

Officers and Directors
As a group (3 persons).   23,500,000     74.06%      22,000,000     69.33%

Innovapp Inc               2,000,000      6.30%       2,000,000      6.30%
9855 Erma Road # 135
San Diego, CA 92131
----------------------------------------------------------------------------


     Mr. Scott and Ms. Henze are married. The shares legally owned by one are treated as being beneficially owned by the other for purposes of federal securities law, but have not been presented in this way in the table above in order to avoid possible confusion.

     Innovapp's controlling persons are Scott Meader and Henry Marentes, neither of whom have any relationship with Invicta Group or its directors, officers and principal stockholders.

                        DESCRIPTION OF SECURITIES

GENERAL

     Invicta Group is authorized by its Articles of Incorporation to issue ninety million shares of common stock, par value $.001 per share, and ten million shares of preferred stock, par value $.001 per share.

COMMON STOCK

     A total of 31,732,200 shares of common stock are issued and outstanding on the date of this prospectus. Each of the common shares has the following rights:

1. To receive its equal share of dividends when the board decides to declare them from Invicta Group's funds which can be legally used to pay dividends;

2. To receive its equal share of assets in a liquidation, dissolution or winding up of Invicta Group's affairs, after payment of all debts; and

3. To one vote on election of each director and each other matter submitted to a vote of stockholders. Stockholders do not have cumulative voting rights.

     The common stock does not carry a pre-emptive right to purchase additional common stock in the event Invicta Group issues more common stock or the right to convert into any other type of security Invicta Group may issue in the future. Invicta Group is not required to and has not set up any fund to repurchase its common stock. The shares of common stock now outstanding are fully paid, duly authorized and are legal issued and are not assessable.
35

PREFERRED STOCK

     The board of directors is authorized to determine, without stockholder approval, the designations, rights, preferences, powers and limitations of the preferred stock immediately prior to issuance of any shares. Invicta Group has not issued an preferred stock.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for Invicta Group's common stock is Florida Atlantic Stock Transfer, 7130 Nob Hill Road, Tamarac, FL 33321.

                 MARKET FOR COMMON STOCK AND DIVIDEND POLICY

     There is currently no market for Invicta Group's common stock and a trading market may not develop. Invicta Group intends to encourage a securities broker-dealer to apply to the OTC Bulletin Board for approval to publish bid and ask quotations. Invicta Group does not have any assurance that a broker-dealer will make an application or that an application will be granted.

     Invicta Group's common stock is owned of record by approximately seventy-seven holders, all of whom are included in this prospectus as selling stockholders. Invicta Group does not have any shares subject to outstanding options or warrants or issuable on conversion of securities. Invicta Group has 24,000,000 shares issued and outstanding that may be sold in the future pursuant to Rule 144 under the Securities Act, including the 7,732,200 shares proposed to be sold to the public under this prospectus. The balance of twenty-four million shares is entirely owned by Invicta Group's directors and officers and by Innovapp. See, "Principal Stockholders". Invicta Group does not have an obligation to register any of the balance of these shares. See Risk Factors".

     The offering price for the shares offered by Invicta was arbitrarily determined by Invicta Group and does not bear any relationship to Invicta Group's assets, earnings, book value or any other recognized criterion of value. The offering price is not an indication of and is not based upon Invicta Group's actual value, and should not be regarded as an indicator or the future market price for its shares.

     Invicta Group have never paid cash dividends on its common stock. Invicta Group intend to keep future earnings, if any, to finance the expansion of its business, and it does not anticipate that any cash dividends will be paid in the foreseeable future. Invicta Group's future payment of dividends will depend on its earnings, capital requirements, expansion plans, financial condition and other relevant factors. The board of directors has the sole authority to declare dividends.
36

                             PLAN OF DISTIBUTION

     The selling security holders are offering 7,732,200 shares of Invicta Group's common stock under this prospectus. Invicta Group does not have any plan, agreement or understanding with the selling security holders regarding the coordination of its offering with theirs. Invicta Group plans to recruit a securities broker-dealer to apply for authority to publish quotations for Invicta Group's stock on the OTC Bulletin Board. In the event Invicta Group or any of the selling security holders is able to engage an underwriter, Invicta Group will be obligated to amend this prospectus to identify the underwriter and disclose the terms of the underwriter's compensation and disclose any change in the plan of distribution.

     The selling security holders may sell the shares from time to time directly to purchasers or through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or from the purchasers. Invicta Group does not expect these discounts, concessions or commissions to be in excess of those customary in the types of transactions involved. Invicta Group will not receive any proceeds from the sale of the shares by selling security holders.

     The shares may be sold in one or more transactions at $.60 per share until a public market develops, at prevailing market prices at the time of sale after a public market develops, at prices related to prevailing market prices, a varying prices determined at the time of sale, or at negotiated prices. These sales may be in transactions, which may involve crosses or block transactions:

-    On the OTC Bulletin Board or in the over-the-counter market.
- In transactions other than the OTC Bulletin Board or in the over-the-counter market.
- Through the writing of options, whether the options are listed on an options exchange or otherwise;
- Through the settlement of short sales made after the effective date of this prospectus.

     In connection with the sale of the shares, or otherwise, the selling security holders may enter into hedging transactions with broker-dealers or financial institutions, which may in turn engage in short sales of the shares in the course of hedging the positions they assume. The selling security holders may also sell Invicta Group's common stock short, provided the sale is not made before the effective date of this prospectus, and deliver the shares to cover to close out their short positions, or loan or pledge their shares to broker-dealers who in turn may sell the shares.

     The aggregate proceeds to the selling security holders from the sale of the shares offered by them will be the purchase price of the shares less discounts, concessions and commissions, if any. The selling security holders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of the shares to be made directly or through agents.

     In order to comply with the securities laws of some states, if applicable, the shares may be sold in these jurisdictions only through registered or licensed securities brokers or dealers. In addition, in some states, the shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and has been complied with.
37

     The selling security holders and any underwriters, broker-dealers or agents who participate in the sale of the shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, concessions, commissions or profit they earn on any re-sales of the shares may be underwriting discounts or commissions under the Securities Act. Selling security holders and their agents who are "underwriters" within the meaning of
Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Act. Invicta Group has advised the selling security holders that they or persons acting on their behalf are required to deliver a copy of this prospectus when making sales of the shares.

     In addition, any shares covered by this prospectus which also qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. A selling security holders may transfer, devise or gift his shares by other means not described in this prospectus.

     To the extent required, the specific shares to be sold, the purchase prices and the public offering prices, the name of any agent, dealer or underwriter and any applicable discounts or commissions with respect to a particular offer or sale will be set forth in accompanying prospectus supplement or, if appropriate, in a post-effective amendment to the registration statement of which this prospectus is a part.

     This offering of the shares for resale by the selling security holders will begin on the date of this prospectus and continue as long as this prospectus is in effect or until the selling security holders have sold all of their shares, whichever occurs first. If required, Invicta Group will distribute a supplement to this prospectus or amend the registration statement of which this prospectus is a part to describe material changes to the terms of the offering.

     Invicta Group's is paying all of the costs for registering the shares for resale by the selling security holders. These expenses include the SEC's filing fees and filing fees under state securities or "blue sky" laws. The selling security holders will pay all underwriting discounts, commissions, transfer taxes and other expenses associated with their resale of the shares.

REGULATION M APPLIES TO THE SELLING SECURITY HOLDERS:

     Invicta Group has informed the selling security holders that a selling security holder, a group of selling security holders acting together, and family members of selling security holders should not place any bid for, purchase or attempt to purchase, directly or indirectly, any of Invicta Group's common shares in the public market before he, or all of them in the case of a group, have sold all of Invicta Group's shares he or she is entitled to sell under this prospectus. Also, the selling security holders should not attempt to convince anyone else to bid for or purchase Invicta Group's common stock in the public market before he has sold all of his shares covered by this prospectus. To do so may violate Regulation M under the Securities Exchange Act. Any person who, directly or indirectly, bids for or effects any purchase of the common stock for the purpose of pegging, fixing or maintaining the price of Invicta Group's common shares, practices known as "stabilizing", may violate Regulation M if the action does not comply with Regulation M. Furthermore, no person should engage in any activity that is fraudulent, manipulative, or deceptive under the federal securities laws and regulations.
38

                          SELLING SECURITY HOLDERS

     This prospectus covers the resale of 7,732,200 shares of Invicta Group's common stock. None of the selling security holders are affiliated with Invicta Group, except Mr. Forhan, Mr. Scott and Ms. Henze, Invicta Group's directors and executive officers, who are offering an aggregate of 1,500,000 shares.

     The following table sets forth the name of each selling security holder who is not a director, officer or affiliate of Invicta Group and the number or shares of common stock beneficially owned by each selling security holder, all of which is included for sale in this prospectus and which in every case represents less than one percent of the total issued and outstanding common stock, unless otherwise indicated. Assuming the sale of all the shares offered by each selling security holder, none of them will own any of Invicta Group's shares at the conclusion of the offering.




                                           Number of       Number of
Name                                       Shares Owned    Shares Offered
----                                       ------------    --------------

Scott R. Costa                                    3,000             3,000
Fred O'Donoghue                                  30,000            30,000
Tony Graystone                                   50,000            50,000
Monica Richter                                  159,000           159,000
David Faulk & Jennifer Le Blanc                  40,000            40,000
Wilson G. Salgardo                               50,000            50,000
James, Clara & Erika Brown                       25,000            25,000
Allen Kaul                                        5,000             5,000
Nandu Bajaj                                      20,000            20,000
Nick Berry                                      200,000           200,000
Martine Loge                                    100,000           100,000
Patricia Kawaja                                   2,000             2,000
Paul De Mirza                                    19,200            19,200
Steven Weinberger                               320,000           320,000
Greentree Financial                             400,000           400,000
Mark Ackerman                                    20,000            20,000
Steven Boxall                                   100,000           100,000
Walter Branch                                    25,000            25,000
Sam Robertson                                    50,000            50,000
Lanier Williams                                  50,000            50,000
Jason Plouff                                     20,000            20,000
Elisabeth Miller                                  5,000             5,000
Milagros Neuman                                   5,000             5,000
Robert Johnston                                  10,000            10,000
Louis Katz.                                     500,000           500,000
Charles Pearlman                                 30,000            30,000
Jan Atlas                                        30,000            30,000
James Schneider                                  30,000            30,000
Joel Mayersohn                                   15,000            15,000
Roxanne Beilly                                   10,000            10,000
Robin Campbell                                   10,000            10,000
Ella Chesnutt                                     5,000             5,000
Charles Spierer                                 100,000           100,000
Wendy Spierer                                    10,000            10,000
Susan Bernstein                                  10,000            10,000
Albert Sacks                                     20,000            20,000
Steve York                                       25,000            25,000
Glenn Fine                                       25,000            25,000
Harold Gubnitsky                                 25,000            25,000
Ellen Defaut                                    500,000           500,000
Mark Brilliant                                    2,000             2,000
Shelia Alterman                                  20,000            20,000
Rosalind Lisabeth                                20,000            20,000
Shari & Richard Gabay                           800,000           800,000
Randall Bates                                     5,000             5,000
Stuart Shechter                                   5,000             5,000
David  Shechter                                   5,000             5,000
Jack Gabay                                      100,000           100,000
Peter Camejo                                     10,000            10,000
Robert Clark                                    100,000           100,000
Clark Forhan*                                   100,000           100,000
Sean Forhan*                                    100,000           100,000
John Wright                                     200,000           200,000
Marjorie Forhan*                                200,000           200,000
George Digirolamo                                25,000            25,000
Alison Pyme                                       4,000             4,000
Steve Swank                                     500,000           500,000
Morris Michalik                                 500,000           500,000
Tim Davey                                        10,000            10,000
Alfons Wynen                                      5,000             5,000
Barbara Evans                                    10,000            10,000
Fabienne Rawas                                    5,000             5,000
Robert Mackilligan                                1,000             1,000
Howard Mackilligan                                1,000             1,000
Jesse Durko                                       1,000             1,000
Jerry Brown                                      50,000            50,000
Malcom Chapman                                  205,000           205,000
Todd Gainey                                     130,000           130,000
Michael Gonser                                   15,000            15,000
Government Contractor Services                   50,000            15,000

39

*Mother and adult children, respectively, of Mr. Forhan.

     The following table sets forth the name of each selling security holder who is a director, officer or affiliate of Invicta Group, his or her position with Invicta Group, the number or shares of common stock beneficially owned by him or her, the number of shares included for sale in this prospectus, the number of shares to be owned assuming the sale of all the shares offered and the percentage of the total issued and outstanding common stock he or she will own, assuming the sale of all the shares offered. None of these selling security holders has informed Invicta Group that he or she has any agreements, arrangements or understandings for the sale of his or her shares. All expenses of the registration of the common stock on behalf of the selling security holders are being borne by Invicta Group.




Name and Position                Shares                      Percentage
-----------------   ----------------------------------   -------------------
                    Before       Offered      After      Before        After
                    ------       -------      -----      ------        -----

William Forhan
Chief Executive
Officer
And Director        11,000,000   500,000    10,500,000    34.67        33.09
David Scott
Chief Operating Officer
And Director         6,500,000   500,000     6,000,000    20.48        18.91
Mercedes Henze
Vice President       6,000,000   500,000     5,500,000    18.91        17.33




                                 LEGAL MATTERS

     The validity of the securities offered by this prospectus will be passed upon for Invicta Group by Jackson L. Morris, Esq., 3116 West North A Street, Tampa, Florida 33609-1544.

                                   EXPERTS
     The consolidated financial statements of Invicta Group as of December 31, 2001 and 2002 and for the year then ended, appearing in this prospectus and registration statement have been audited by Dreslin Financial Services, independent auditors, Seminole, Florida as set forth in their report thereon appearing elsewhere in this prospectus, and are included in reliance upon this report given on the authority of such firm as experts in auditing and accounting.

                     WHERE YOU CAN FIND ADDITIONAL INFORMATION

     Invicta Group has filed a registration statement containing this prospectus, other information and documents referred to in this prospectus with the Securities and Exchange Commission. You may read and copy this registration statement at the Commission's public reference room located at 450 Fifth Street, N.W. in Washington, D.C. You can request copies of these documents by writing to the Commission and paying a fee for the copying costs. Please call the Commission at 1-800-SEC-0330 for more information about the operation of the public reference room. Invicta Group's filings are also available on the Commission's Web site at http://www.sec.gov.

                            FINANCIAL STATEMENTS




                             INVICTA GROUP INC.
                        CONSOLIDATED BALANCE SHEET
                               (UNAUDITED)


                                                  MARCH 31,     MARCH 31,
                                                  2002          2003
                                                ------------  ------------
                               ASSETS

Current assets:
   Cash and cash equivalents                    $    18,859   $     1,081
   Accounts Receivable                                2,000         2,647
   Prepaid Rent                                      21,000
                                                ------------
                    Total current assets             41,859         3,728
                                                ------------  ------------

Property and equipment, net of accumulated           16,542        10,382
      depreciation of $6,615, and $17,716.

Other assets:
   Intangible assets, net of accumulated
      amortization of $29,525 and $57,209.          132,774       205,090
                                                ------------  ------------
                                                $   191,175   $   219,200
                                                ============  ============

                 LIABILITIES AND SHAREHOLDER'S EQUITY

Current liabilities:
   Accounts payable                             $     5,066
   Notes payable                                              $    23,546
   Loans from shareholders - current portion        107,000       107,000
   Deferred officer compensation                    495,000       409,716
                                                ------------  ------------
                    Total current liabilities       607,066       540,262
                                                ------------  ------------

Long-term debt
   Loans from shareholders - long term portion      238,349       225,571
   Convertible Debenture                             10,000        10,000

Shareholder's equity:
   Common stock, par value $.001,                    13,051        31,732
      90,000,000 shares authorized,
      31,732,200 issued and outstanding
   Additional paid in capital                       336,002       499,322
   Retained earnings                             (1,013,293)   (1,087,687)
                                                ------------  ------------
                    Total shareholder's equity     (664,240)     (556,633)
                                                ------------  ------------
                                                $   191,175   $   219,200
                                                ============  ============

41



                                INVICTA GROUP INC.
                       CONSOLIDATED STATEMENT OF OPERATIONS
                                  (UNAUDITED)

                                                QUARTER ENDED    QUARTER ENDED
                                                  MARCH 31,        MARCH 31,
                                                    2002             2003
                                               ---------------  ---------------

Commissions earned                             $          822   $        3,089

Selling, general, and administrative expenses         109,362          145,986
                                               ---------------  ---------------

Operating loss                                       (108,540)        (142,897)

NET LOSS                                             (108,540)        (142,897)
                                               ===============  ===============

Net loss per share                                    ($0.008)         ($0.005)
                                               ===============  ===============

Weighted average shares outstanding                12,980,000       31,682,200




                               INVICTA GROUP INC.
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (UNAUDITED)

                                             QUARTER ENDED    QUARTER ENDED
                                               MARCH 31,        MARCH 31,
                                                 2002             2003
                                            ---------------  ---------------

Cash flows from operating activities:
   Net income                                    ($108,540)       ($142,897)
   Adjustments to reconcile net income to net
      cash provided by operating activities:
      Depreciation & amortization                    9,120           13,050
      Stock issued for services
      Changes in assets and liabilities:
         Accounts receivable and prepaid expenses    7,000           37,353
         Accrued expenses                           30,000           90,000
         Accounts payable & accrued liabilities                     (14,922)
                                            ---------------  ---------------
                                                   (62,420)         (17,416)
                                            ---------------  ---------------

Cash flows used in investing activities:
   Capital asset expenditures

Cash flows used in financing activities:
   Proceeds from long term debt                     13,200           35,446
   Proceeds from sale of common stock               62,500              800
   Payments on long term debt                                       (22,277)
                                            ---------------  ---------------
                                                    75,700           13,969
                                            ---------------  ---------------

Net change in cash and cash equivalents             13,280           (3,447)

Cash and cash equivalents, beginning of period       5,579            4,528
                                            ---------------  ---------------
Cash and cash equivalents, end of period    $       18,859   $        1,081
                                            ===============  ===============

SUPPLEMENTAL DISCLOSURE:
Interest expense paid                       $            0   $            0
                                            ===============  ===============

                             INVICTA GROUP INC.
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    FOR THE QUARTER ENDING MARCH 31, 2003

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES

Organization
The Company was organized June 1, 2000 under the laws of the State of Nevada. The Company specializes in the travel and entertainment industry, and is focusing on the acquisition of various travel and entertainment entities, operating as independent entities, and capitalizing on marketing and operational efficiencies.

On July 2, 2002, at a meeting of the Board of Directors, the Board approved amending its Articles of Incorporation. These amendments were approved by a majority vote of the stockholders. The Company authorized changing its common stock authorized, 1000 shares, $0.01 par value, to 90,000,000 shares, common stock par value $0.001. Additionally, the Company authorized 10,000,000 Preferred shares.

Principles of Consolidation
The consolidated financial statements include the accounts of the company and the following wholly owned subsidiary. All material inter-company transactions have been eliminated.




Subsidiary's Name                   Business Activity
-----------------                   -----------------

Casino Rated Players, Inc.          Casino representative company offering
                                    comp rooms to rated players.  The Company
                                    revenues are a percentage of the amount of
                                    income the Casino earns from the rated
                                    player. The Casino tracks the play of the
                                    rated player to determine its gross income,
                                    and the Company then is paid its contractual
                                    percentage based on that income, realized at
                                    the time of play.


Basis of Accounting
The accompanying consolidated financial statements are prepared using the accrual basis of accounting where revenues are recognized when earned and expenses are recognized when incurred. This basis of accounting conforms to generally accepted accounting principles.

Fixed assets
Fixed assets are carried at cost. The company provides depreciation over the estimated useful lives of fixed assets using the straight line method. Upon retirement or sale of fixed assets, their net book value is removed from the accounts and the difference between such net book value and proceeds received is income or loss. Expenditures for maintenance and repairs are charged to income while renewals and betterment's are capitalized.
44

                               INVICTA GROUP INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      FOR THE QUARTER ENDING MARCH 31, 2003

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES (CONTINUED)



Estimated useful lives are as follows:


                    Furniture                7 years
                    Office equipment         5 years


Income taxes
The Company has adopted SFAS 109. The Company has not made a provision for income tax purposes due to incurring losses since inception. The net losses of approximately $590,000 can be carried forward to offset future taxable income. The net operating loss carry-forward begin expiring in 2017.

Intangible assets
The Company assesses long-lived assets for impairment under FASB Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. Under those rules, long-lived assets are included in impairment evaluations when events or circumstances exist that indicate the carrying amount of those assets may not be recoverable.

Net income per share
The company has adopted of SFAS 128, Earnings per Share issued by the Financial Accounting Standards Board.

Net loss per share was computed based on the weighted average number of shares outstanding during the periods presented.

NOTE 2: MANAGEMENT PLANS REGARDING LIQUIDITY AND OPERATIONS

The Company's management is currently attempting to market and sell the Company's common shares to individual investors in order to provide cash for continuing operations, and to fund acquisitions.

If the Company is unable to market and sell it shares of stock, it is unlikely that the Company will be able to continue to fund operations from existing revenues. Management believes these efforts will allow the Company to become profitable, and allow it to continue as a going concern, however; there can be no assurances to that effect.


NOTE 3: ACQUISITION OF BUSINESSES

Casino Rated Players, Inc.
On July 15, 2002, the Company acquired all of the common stock of Casino Rated Players, Inc. in exchange for 14,151,000 restricted shares of the Company's stock with a calculated value of $.005 per share resulting in a total purchase price of $70,755.

Based on the resulting outstanding shares of the Company at the conclusion of the transaction, the former shareholders of Casino Rated


                               INVICTA GROUP INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      FOR THE QUARTER ENDING MARCH 31, 2003

NOTE 3: ACQUISITION OF BUSINESSES (CONTINUED)

Players, Inc. held a majority voting position in the combined company. Accordingly, based on the criteria of SFAS 141, the acquisition was accounted for as a reverse acquisition. All assets of Invicta Group, Inc. were recorded at fair market value, and all assets and liabilities of Casino Rated Players have been recorded at historical cost. The transaction resulted in a reduction of paid in capital and retained earnings of $356,965 to account for the elimination of the accumulated deficit of Invicta Group, Inc. and the elimination for the outstanding common stock of Casino Rated Players, Inc.

The following pro forma information is presented as required by SFAS 141 regarding the presentation of any period present in the financial statements. The following selected financial information is presented as if the transaction has occurred at the beginning of each period presented, and the operations were consolidated.


                                                Quarter Ending
                                         March 31,2003   March 31, 2002
                                         ------------------------------

Gross Revenues                           $  3,089        $  2,742

Net Income                              ($142,890)      ($116,342)

Earnings Per Share                          (.005)          (.028)



NOTE 4: PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment is carried at cost. The cost and related accumulated depreciation as of March 31, 2003 is summarized as follows:



     Office furniture and equipment                          $28,098

     Less accumulated depreciation and amortization           17,716
                                                             -------

     Total                                                   $10,382
                                                             =======


NOTE 5: OPERATING LEASES

The Company leases office space for its operations on a month-to-month basis at $800 per month.

Rent expense for the quarter ending March 31, 2003 and the quarter ended March 31, 2002 was $2,400, and $2,400 respectively.


                               INVICTA GROUP INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      FOR THE QUARTER ENDING MARCH 31, 2003


NOTE 6: INTANGIBLE ASSETS

Intangible assets consist of the following:


                          Software                                    $100,000
                          Web-Site Development                         117,658
                          Client List                                   44,941
                                                                      --------
                          Total                                        262,599

                          Less Accumulated Amortization                 46,709
                                                                      --------
                                                                      $215,890
                                                                      ========



The company amortizes intangible assets using the straight-line method over a 5-year period for software, and a 7-year period for both web-site development, and client list.


NOTE 7: DEFERRED OFFICER COMPENSATION

Amounts accrued for officer salaries, are based on the standard monthly officer salary. The deferred amounts are non-interest bearing. The Company intends to pay the deferred amounts from cash flow generated from operations. The Company intends to make payments on the deferred compensation balances when it has successfully raised $1,000,000 with its intended stock offering. Payments will be amortized over 18 months.

NOTE 8: LONG TERM DEBT



Long term debt consist of the following:


     Loans from shareholders - notes with a
        zero interest rate - payable in monthly
        payments over 18 months provided the
        Company is successful in selling a minimum
        of $1,000,000 of the Company's common stock.          $332,571
                                                              --------

     Total long-term debt                                      332,571
     Less current maturities                                   107,000
                                                              --------
     Total long-term debt, less current maturities            $225,571
                                                              ========


     Scheduled long-term debt maturities as of March 31, 2003 are as follows:
     2003          $107,000
     2004           225,571
                   --------

                   $332,571
                   ========



NOTE 9: CONVERTIBLE DEBENTURE

Convertible Debenture - Issued in return for marketing services performed. The debenture, issued on July 1, 2001, is for a term of three years with interest at 7% and is convertible at $.50 per share. The debenture expires on July 1, 2003.


NOTE 10: FAIR VALUES OF FINANCIAL INSTRUMENTS

All financial instruments are held or issued for purposes other than trading. The carrying amount of cash, accounts receivable, accounts payable and other current liabilities approximates fair value because of their short maturity. The carrying amount of notes payable, related party notes payable, convertible debentures, and capital lease obligations approximates their fair value based on current market interest rates offered by the company
49

                               INVICTA GROUP INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      FOR THE QUARTER ENDING MARCH 31, 2003

NOTE 11: RELATED PARTY TRANSACTIONS

The company has received various short-term advances from one of its primary shareholders. There is no interest on these advances. The Company intends to make payments on the shareholder advances when it has successfully raised $1,000,000 with its intended stock offering. Payments will be amortized over 18 months.


NOTE 12: INNOVAPP SOFTWARE PURCHASE

In July 2002, the Company acquired a unique proprietary software called "on the fly faring" from Innovapp. The software allows the Company to compare airfare prices from multiple sources on both the internet and major airline booking systems, allowing the Company to mark up or down fares in order to receive the best possible yield on tickets sold.

The software was acquired for two million shares of the Company's common stock, plus a royalty fee of 10% on sales of licensing agreements over the next five years. The shares were valued at $.05 per share, resulting in an effective purchase price of $100,000. The software is amortized ratably over a 5-year period.

Dreslin Financial Services
7985 113th Street, Suite 220
Seminole, Florida 33772
(727) 393-7439
50

                          Independent Auditor's Report


The Board of Directors and Shareholders of
Invicta Group Inc.

We have audited the accompanying consolidated balance sheets of Invicta Group Inc. and subsidiaries as of December 31, 2001, and December 31, 2002 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the two years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes, examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Invicta Group Inc. and subsidiaries as of December 31, 2001 and December 31, 2002 and the results of its operations and its cash flows for the two years then ended in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the
Company will continue as a going concern.   As discussed in Note 2 to the
financial statements, the Company incurred significant losses from operations, and because of these losses, the Company has a working capital deficiency, which raises substantial doubts about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ Dreslin Financial Services
Dreslin Financial Services
Seminole, Florida
April 4, 2003, except for Note 13, as
To which the date July 11, 2003


51


                               INVICTA GROUP INC.
                           CONSOLIDATED BALANCE SHEET

                                                                  RESTATED
                                                 DECEMBER 31,    DECEMBER 31,
                                                    2001            2002
                                                --------------  --------------
                                     ASSETS

Current assets:
   Cash and cash equivalents                    $       5,579   $       4,528
   Stock subscription receivable                                $      40,000
   Prepaid expenses                                    30,000
                                                --------------  --------------
                    Total current assets               35,579          44,528
                                                --------------  --------------

Property and equipment, net of accumulated             17,542          12,632
      depreciation of $5,615, and $15,466. (note 5)

Other assets:
   Intangible assets, net of accumulated
      amortization of $21,405 and $46,709.            140,894         215,890
                                                --------------  --------------
                                                $     194,015   $     273,050
                                                ==============  ==============

                      LIABILITIES AND SHAREHOLDER'S EQUITY

Current liabilities:
   Accounts payable and accrued liabilities     $       5,066   $      14,922
   Loans from shareholders - current portion
      (note 8)                                        332,149         107,000
   Deferred officer compensation (note 7)             465,000         342,000
                                                --------------  --------------
                    Total current liabilities         802,215         463,922
                                                --------------  --------------

Long-term debt
   Loans from shareholders  - long term portion
      (note 8)                                                        213,671
   Convertible Debenture (note 9)                      10,000          10,000

Shareholder's equity:
   Common stock, par value $.001, 90,000,000 shares    12,901          31,717
      authorized, 31,717,200 issued and outstanding
   Additional paid in capital                         273,652         498,530
   Retained earnings                                 (904,753)       (944,790)
                                                --------------  --------------
                    Total shareholder's equity       (618,200)       (414,543)
                                                --------------  --------------
                                                $     194,015   $     273,050
                                                ==============  ==============

52


                                INVICTA GROUP INC.
                       CONSOLIDATED STATEMENT OF OPERATIONS


                                                                  RESTATED
                                                 YEAR ENDED      YEAR ENDED
                                                DECEMBER 31,    DECEMBER 31,
                                                    2001            2002
                                               --------------  --------------

Commissions earned.                            $      33,315   $       8,245

Selling, general, and administrative expenses        428,195         548,282
                                               --------------  --------------

Operating loss                                      (394,880)       (540,037)

NET LOSS                                            (394,880)       (540,037)
                                               ==============  ==============

Net loss per share                                   ($0.033)        ($0.032)
                                               ==============  ==============

Weighted average shares outstanding               11,934,000      16,642,200




                               INVICTA GROUP INC.
                      CONSOLIDATED STATEMENT OF CASH FLOWS


                                                                  RESTATED
                                                 YEAR ENDED      YEAR ENDED
                                                 DECEMBER 31,    DECEMBER 31,
                                                    2001            2002
                                                --------------  --------------

Cash flows from operating activities:
   Net income                                       ($398,120)      ($540,037)
   Adjustments to reconcile net income to net
      cash provided by operating activities:
      Depreciation & amortization                      20,785          22,130
      Stock issued for services                        28,000         121,198
      Changes in assets and liabilities:
         Accounts receivable                           39,536
         Prepaid expenses                              (6,000)         30,000
         Accounts payable and accrued expenses        208,619         278,830
                                                --------------  --------------
                                                     (107,180)        (87,879)
                                                --------------  --------------

Cash flows used in investing activities:
   Capital asset expenditures                         (58,801)

Cash flows used in financing activities:
   Proceeds from long term debt                        11,101          13,200
   Proceeds from sale of common stock                  177,728         137,905
   Payments on long term debt                         (36,000)        (64,277)
                                                --------------  --------------
                                                      152,829          86,828
                                                --------------  --------------

Net change in cash and cash equivalents               (13,152)         (1,051)

Cash and cash equivalents, beginning of year           18,731           5,579
                                                --------------  --------------
Cash and cash equivalents, end of year          $       5,579   $       4,528
                                                ==============  ==============

SUPPLEMENTAL DISCLOSURE:
Interest expense paid                           $           0   $           0
                                                ==============  ==============


                               INVICTA GROUP INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES

Organization
The Company was organized June 1, 2000 under the laws of the State of Nevada. The Company specializes in the travel and entertainment industry, and is focusing on the acquisition of various travel and entertainment entities, operating as independent entities, and capitalizing on marketing and operational efficiencies.

On July 2, 2002, at a meeting of the Board of Directors, the Board approved amending its Articles of Incorporation. These amendments were approved by a majority vote of the stockholders. The Company authorized changing its common stock authorized, 1000 shares, $0.01 par value, to 90,000,000 shares, common stock par value $0.001. Additionally, the Company authorized 10,000,000 Preferred shares.

Principles of Consolidation
The consolidated financial statements include the accounts of the company and the following wholly owned subsidiary. All material inter-company transactions have been eliminated.




Subsidiary's Name                   Business Activity
-----------------                   -----------------

Casino Rated Players, Inc.          Casino representative company offering
                                    comp rooms to rated players.  The Company
                                    revenues are a percentage of the amount of
                                    income the Casino earns from the rated
                                    player. The Casino tracks the play of the
                                    rated player to determine its gross income,
                                    and the Company then is paid its contractual
                                    percentage based on that income, realized at
                                    the time of play.


Basis of Accounting
The accompanying consolidated financial statements are prepared using the accrual basis of accounting where revenues are recognized when earned and expenses are recognized when incurred. This basis of accounting conforms to generally accepted accounting principles.

Fixed assets
Fixed assets are carried at cost. The company provides depreciation over the estimated useful lives of fixed assets using the straight line method. Upon retirement or sale of fixed assets, their net book value is removed from the accounts and the difference between such net book value and proceeds received is income or loss. Expenditures for maintenance and repairs are charged to income while renewals and betterment's are capitalized.




Estimated useful lives are as follows:

                    Furniture                 7 years
                    Office equipment          5 years

                             INVICTA GROUP INC.
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES (CONTINUED)

Income taxes
The Company has adopted SFAS 109. The Company has not made a provision for income tax purposes due to incurring losses since inception. The net losses of approximately $455,000 can be carried forward to offset future taxable income. The net operating loss carry-forward begin expiring in 2017.

Revenue recognition
The Company derives its revenue from the commissions earned from travel suppliers, and on the direct sale of travel related products. Revenue is recognized upon the receipt of the commission.

Intangible assets
The Company assesses long-lived assets for impairment under FASB Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. Under those rules, long-lived assets are included in impairment evaluations when events or circumstances exist that indicate the carrying amount of those assets may not be recoverable.

Net income per share
The company has adopted of SFAS 128, Earnings per Share issued by the Financial Accounting Standards Board.

Net loss per share was computed based on the weighted average number of shares outstanding during the periods presented.


NOTE 2: MANAGEMENT PLANS REGARDING LIQUIDITY AND OPERATIONS

The Company's management is currently attempting to market and sell the Company's common shares to individual investors in order to provide cash for continuing operations, and to fund acquisitions.

If the Company is unable to market and sell it shares of stock, it is unlikely that the Company will be able to continue to fund operations from existing revenues. Management believes these efforts will allow the Company to become profitable, and allow it to continue as a going concern, however; there can be no assurances to that effect.


NOTE 3: STOCK SUBSCRIPTION RECEIVABLE

The Company entered into an agreement for the sale of 500,000 shares of its common stock on December 23, 2002 for a sum of $50,000. The Company received a payment of $10,000 with the agreement, and recorded a receivable for the balance of $40,000. The Company has collected the entire amount of the subscription receivable.

                               INVICTA GROUP INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4: ACQUISITION OF BUSINESSES

Casino Rated Players, Inc.
On July 15, 2002, the Company acquired all of the common stock of Casino Rated Players, Inc. in exchange for 14,151,000 restricted shares of the Company's stock, including 1,000,000 shares as payment for $500,000 of deferred officers compensation on the books of Casino Rated Players, Inc. The calculated per share value of $.005 per share resulted in a total purchase price of $70,755, and the reduction of $500,000 of the outstanding liabilities were recorded as a reduction to retained earnings.

Based on the resulting outstanding shares of the Company at the conclusion of the transaction, the former shareholders of Casino Rated Players, Inc. held a majority voting position in the combined company. Accordingly, based on the criteria of SFAS 141, the acquisition was accounted for as a reverse acquisition. All assets of Invicta Group, Inc. were recorded at fair market value, and all assets and liabilities of Casino Rated Players have been recorded at historical cost. The transaction resulted in a reduction of paid in capital of $202,105 to account for the elimination of the accumulated deficit of Invicta Group, Inc. and the elimination for the outstanding common stock of Casino Rated Players, Inc.

The following pro forma information is presented as required by SFAS 141 regarding the presentation of any period present in the financial statements. The following selected financial information is presented as if the transaction has occurred at the beginning of each period presented, and the operations were consolidated.




                                             2002           2001
                                         --------------------------


Gross Revenues                             $12,316      $   41,930

Net Income                               ($611,999)      ($441,722)

Earnings Per Share                           (.021)          (.028)



NOTE 5: PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment is carried at cost. The cost and related accumulated depreciation as of December 31, 2002 is summarized as follows:



     Office furniture and equipment                          $28,098

     Less accumulated depreciation and amortization           15,466
                                                             -------

     Total                                                   $12,632
                                                             =======


                               INVICTA GROUP INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 6: INTANGIBLE ASSETS

Intangible assets consist of the following:


                          Software                                    $100,000
                          Web-Site Development                         117,658
                          Client List                                   44,941
                                                                      --------
                          Total                                        262,599

                          Less Accumulated Amortization                 46,709
                                                                      --------
                                                                      $215,890
                                                                      ========



The company amortizes intangible assets using the straight-line method over a 5-year period for software, and a 7-year period for both web-site development, and client list.


NOTE 7: OPERATING LEASES

The Company leases office space for its operations on a month-to-month basis at $800 per month.

Rent expense for the year ended December 31, 2001 and the year ended December 30, 2002 was $3,200, and $9,800 respectively.


NOTE 8: DEFERRED OFFICER COMPENSATION

Amounts accrued for officer salaries, based on the standard monthly officer salary. The deferred amounts are non-interest bearing. The Company intends to pay the deferred amounts from cash flow generated from operations. The Company intends to make payments on the deferred compensation balances when it has successfully raised $1,000,000 with its intended stock offering. Payments will be amortized over 18 months.


NOTE 9: LONG TERM DEBT



Long term debt consist of the following:

     Loans from shareholders - notes with a
       zero interest rate - payable in monthly
       payments over 18 months provided the
       Company is successful in selling a minimum
       of $1,000,000 of the Company's common stock.          $320,671
                                                             --------

     Total long-term debt                                     320,671
     Less current maturities                                  107,000
                                                             --------
     Total long-term debt, less current maturities           $213,671
                                                             ========


     Scheduled long-term debt maturities as of December 31, 2002 are as follows:
     2003          $107,000
     2004           213,671
                   --------

                   $320,671
                   ========





NOTE 10: CONVERTIBLE DEBENTURE

Convertible Debenture - Issued in return for marketing services performed. The debenture, issued on July 1, 2001, is for a term of three years with interest at 7% and is convertible at $.50 per share. The debenture expires on July 1, 2003.

                               INVICTA GROUP INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11: FAIR VALUES OF FINANCIAL INSTRUMENTS

All financial instruments are held or issued for purposes other than trading. The carrying amount of cash, accounts receivable, accounts payable and other current liabilities approximates fair value because of their short maturity.
The carrying amount of notes payable, related party notes payable, convertible debentures, and capital lease obligations approximates their fair value based on current market interest rates offered by the company


NOTE 12:  RELATED PARTY TRANSACTIONS

The company has received various short-term advances from one of its primary shareholders. There is no interest on these advances. The Company intends to make payments on the shareholder advances when it has successfully raised $1,000,000 with its intended stock offering. Payments will be amortized over 18 months.


NOTE 13: INNOVAPP SOFTWARE PURCHASE

In July 2002, the Company acquired a unique proprietary software called "on the fly faring" from Innovapp. The software allows the Company to compare airfare prices from multiple sources on both the internet and major airline booking systems, allowing the Company to mark up or down fares in order to receive the best possible yield on tickets sold.

The software was acquired for two million shares of the Company's common stock, plus a royalty fee of 10% on sales of licensing agreements over the next five years. The shares were valued at $.05 per share, resulting in an effective purchase price of $100,000. The software is amortized ratably over a 5-year period.


NOTE 14: RESTATEMENT

The balance sheet was restated for year-end 2002 to properly account for the acquisition of Casino Rated Players, Inc. as a reverse acquisition instead of a purchase as originally reported. The income statement was restated to remove the write off of goodwill that was recorded as part of the purchase, then written off as an impaired asset.

The net loss for year-end 2002 as restated is ($540,037) reduced from ($754,798) after the effect of the removal of the written off impaired asset, and the effect of the operations of Casino Rated Players through July 15, 2002. Total shareholders equity was unchanged, as the effect of the reverse acquisition resulted in a reduction to additional paid in capital.


PART TWO

                 INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Nevada Statutes (the "Corporation Act") permits the indemnification of directors, employees, officers and agents of Nevada corporations. Invicta Group's Articles of Incorporation (the "Articles") and Bylaws provide that Invicta Group shall indemnify its directors and officers to the fullest extent permitted by the Corporation Act.

The provisions of the Corporation Act that authorize indemnification do not eliminate the duty of care of a director, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Florida law. In addition, each director will continue to be subject to liability for (a) violations of criminal laws, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (b) deriving an improper personal benefit from a transaction, (c) voting for or assenting to an unlawful distribution and (d) willful misconduct or conscious disregard for the best interests of Invicta Group in a proceeding by or in the right of a shareholder. The statute does not affect a director's responsibilities under any other law, such as the Federal securities laws.

The effect of the foregoing is to require Invicta Group to indemnify the officers and directors of Invicta Group for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Invicta Group pursuant to the foregoing provisions, Invicta Group has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the act and is therefore unenforceable. 59

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated expenses payable by Invicta Group in connection with the distribution of the securities being registered are as follows:



SEC Registration and Filing Fee      $1,114.00
Legal Fees and Expenses*            $15,000.00
Accounting Fees and Expenses*        $7,500.00
Financial Printing*                  $2,500.00
Transfer Agent Fees*                 $1,500.00
Blue Sky Fees and Expenses*          $2,500.00
Miscellaneous*                       $2,386.00
                                    ----------
  TOTAL                             $32,500.00
                                    ==========


* Estimated

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

On November 24, 2001, Invicta Group issued a total of 12,500,000 founders' shares to Mr. Scott and Ms. Henze, Invicta Group's Chief Operating officer/director/founder and Vice President, respectively. No commissions or other compensation was paid for the issue of these shares. These persons were fully familiar with Invicta Group's condition and prospects and the condition and prospects of Casino Rated Players, which Invicta Group acquired simultaneously with the issuance of these shares. A restrictive legend was placed on the certificates.

These transactions were exempt from the registration requirement of the Securities Act of 1933, as amended (the "Act") by reason of Section 4(2) of the Act and the rules and regulations there under.

On July 16, 2002, Invicta Group issued 13,151,000 shares of common stock to all thirty-eight shareholders of Casino Rated Players, Inc. in exchange for all of the issued and outstanding shares of Casino Rated Players, Inc. and 1,000,000 to William Forhan for compensation accrued by Casino Rated Players, Inc. No commissions or other compensation was paid for the issue of these shares. Not only did these stockholders have information about Casino Rated Players, Invicta Group provided access to financial statements and other relevant information concerning Invicta Group. Invicta Group believes the shareholders had such knowledge and experience in business and financial transactions that they were able to understand and evaluate the risks and merits of the transaction. A restrictive legend was placed on the certificates. This transaction was exempt from the registration requirement of the Securities Act of 1933, as amended (the "Act") by reason of Section 4(2) of the Act and the rules and regulations there under.

On July 16, 2002, Invicta Group issued 2,000,000 shares of common stock to Innovapp Inc., as consideration for Invicta Group's purchase of the ontheflyfaring software. No commission or other compensation was paid on the issue of this stock. The board of directors of Innovapp Inc. had access to financial statements and other relevant information concerning Invicta Group. Invicta Group believes Innovapp had such knowledge and experience in business and financial transactions that they were able to understand and evaluate the risks and merits of the transaction. A restrictive legend was place on the certificates. This transaction was exempt from the registration requirement of the Act by reason of Section 4(2) of the Act and the rules and regulations there under.

During the period from November 6, 2001 to the original filing date of this registration statement, Invicta Group issued 3,081,200 shares of common stock to thirty-seven persons, the proceeds of which were used for general working capital purposes. The prices at which the shares were issued ranged from $.10 to $1, with aggregate proceeds to Invicta Group of $188,700. Thirty-six investors were non-accredited and one was accredited. Invicta Group provided each of the purchasers with access to financial statements and other relevant information concerning Invicta Group. Invicta Group believes the investors had such knowledge and experience in business and financial transactions that they were able to understand and evaluate the risks and merits of the transaction. A restrictive legend was placed on the certificates. This transaction was exempt from the registration requirement of the Act by reason of Rule 504 of Regulation D and Section 4(2) of the Act and the rules and regulations there under.

ITEM 27. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES



Exhibit No    Description of Document
----------    -----------------------

3.1(a)        Articles of Incorporation of Invicta Group Inc.*
3.1(b)        Articles of Amendment*
3.2           Bylaws*
5.1           Opinion and Consent of Jackson L. Morris, Esq.*
10.1          2002 Equity Compensation Plan*
10.2          Employment Agreement between Invicta Group and
              William G. Forhan*
10.3          Employment Agreement between Invicta Group and R. David Scott*
10.4          Employment Agreement between Invicta Group and Mercedes Henze*
10.5          Lease for Miami Beach, Florida Office*
10.6          Stock Purchase Agreement for the Shares of Casino Rated
              Players. Inc.*
10.7          Asset Purchase Agreement with Innovapp Inc.*
10.8          Promissory Note to William G. Forhan*
10.9          Notice of Termination of Consulting Agreement with Frank
              Pinizzotto*
10.10         Agreement with ANC Rental Corporation regarding Alamo Car Rental*
10.11         CNG Group Agreement*
22            Subsidiaries of the Registrant*
23.1          Consent of Jackson L. Morris, included in Exhibit 5
23.2          Consent of Dreslin Financial Services



* Indicates previously filed


ITEM 28. UNDERTAKINGS

The undersigned Registrant undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing,, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) ( 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and;

(iii) Include any additional or changed material information on the plan of distribution.

Provided, However, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement of the securities offered , and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission (the "Commission") such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or preceding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such

                                 SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Miami Beach, Florida on August 11, 2003.

                               INVICTA GROUP INC.

By:  /s/ William G. Forhan
--------------------------
William G. Forhan, Chief Executive Officer and
President

By:  /s/ Richard David Scott
----------------------------
Chief Operating Officer, Principal Financial and
Accounting Officer

Pursuant to the requirements of the Securities Act of 1933, this amendment to Form SB-2 registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                            TITLE                     DATE
---------                   -----------------------       ---------------

/s/ William G. Forhan       Chief Executive Officer,      August 11, 2003
---------------------
William G. Forhan           President and Director

/s/ Richard David Scott     Chief Operating Officer,      August 11, 2003
-----------------------
Richard David Scott         Principal Accounting and
                            Financial Officer and Director
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